      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1996



                                                       REGISTRATION NO. 333-4174

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                                 CIMA LABS INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  2834                                 41-1569769
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                             ---------------------

                             10000 VALLEY VIEW ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-9361
                                 (612) 947-8700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                             JOHN M. SIEBERT, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CIMA LABS INC.
                             10000 VALLEY VIEW ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-9361
                                 (612) 947-8700
           (Name, address and telephone number of agent for service)
                             ---------------------

                                   Copies to:

                ROBERT L. JONES, ESQ.                                 VICTOR A. HEBERT, ESQ.
                BRETT D. WHITE, ESQ.                              Heller Ehrman White & McAuliffe
       Cooley Godward Castro Huddleson & Tatum                            333 Bush Street
                Five Palo Alto Square                             San Francisco, California 94104
                 3000 El Camino Real                                      (415) 772-6000
             Palo Alto, California 94306
                   (415) 843-5000

                             ---------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
      TITLE OF SECURITIES TO BE REGISTERED          REGISTERED (1)        SHARE (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $.01 par value....................       575,000             $8.8125          $5,067,187.50         $1,747.31



(1) Includes 75,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.



(2) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on May 3, 1996.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 CIMA LABS INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1


                     ITEM NUMBER AND HEADING
               IN FORM S-1 REGISTRATION STATEMENT                                LOCATION IN PROSPECTUS
- -----------------------------------------------------------------  ---------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus.......................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus...........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information, Risk Factors, and Ratio of         Inside Front Cover Page; Prospectus Summary; Risk
            Earnings to Fixed Charges............................  Factors; The Company

       4.  Use of Proceeds.......................................  Use of Proceeds

       5.  Determination of Offering Price.......................  Outside Front Cover Page; Underwriting

       6.  Dilution..............................................  Dilution

       7.  Selling Security Holders..............................  Principal and Selling Stockholders

       8.  Plan of Distribution..................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to be Registered............  Prospectus Summary; Capitalization; Description of
                                                                   Capital Stock

      10.  Interests of Named Experts and Counsel................  Legal Matters; Experts

      11.  Information with Respect to the Registrant............  Outside Front and Inside Front Cover Pages;
                                                                   Prospectus Summary; Risk Factors; The Company;
                                                                   Price Range of Common Stock; Dividend Policy;
                                                                   Capitalization; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal and
                                                                   Selling Stockholders; Description of Capital Stock;
                                                                   Financial Statements

      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities.......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 8, 1996



                                2,500,000 SHARES


                                  [CIMA LOGO]

                                  COMMON STOCK
                                 --------------


    Of the 2,500,000 shares of Common Stock offered hereby, 1,000,000 shares are being offered by CIMA
LABS INC. (the "Company" or "CIMA") and 1,500,000 shares are being offered by certain Selling Stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CIMA." On May 6, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $9.25 per share. See "Price Range of Common Stock."

                              -------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               -----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            UNDERWRITING                       PROCEEDS TO
                             PRICE TO       DISCOUNTS AND     PROCEEDS TO        SELLING
                              PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
Per Share...............         $                $                $                $
Total(3)................         $                $                $                $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $435,000.


(3) The Company and a Selling Stockholder have granted the several Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Stockholders will be $ , $ ,
    $    and $    , respectively. See "Underwriting."


                              -------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza, San Francisco,
California on or about         , 1996.

VOLPE, WELTY & COMPANY                                    RODMAN & RENSHAW, INC.


                  The date of this Prospectus is May   , 1996

DESCRIPTION  OF PICTURES  FOR EDGAR   CIMA's 75,000 square foot manufacturing
FILING                                facility in Eden Prairie, Minnesota, has
                                      been used for pilot manufacturing of
                                      potential OraSolv products.

Picture  of  an  employee   wearing   At the Eden Prairie facility, during the
white   clothing   and   a  hairnet   blending process, active and inactive
placing a vessel for transportation   ingredients are mixed to produce a
of the  mixed active  and  inactive   consistent granulation that will be
ingredients  under the 'V Mixer' in   compressed into tablets.
which  such  active  and   inactive
ingredients are mixed.
Picture   of  an  employee  wearing   In the tablet press, the in-process blend
white  clothing   and   a   hairnet   is compressed into finished tablets which
standing  next  to  the  production   are automatically transferred to the
line where the OraSolv tablets  are   blister-foil
packages  into blister packages and   packaging machine.
boxed.
Picture of finished OraSolv tablets   The finished tablets are sealed in
and  blister  packages   containing   blister-foil packages, ready to be packed
OraSolv tablets.                      in cartons.



                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S SECURITIES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10(B)-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                              -------------------

    CIMA-Registered Trademark-, CIMA LABS INC-Registered Trademark-, OraSolv-Registered Trademark- and AutoLution-Registered Trademark- are trademarks of the Company. Certain other trademarks of the Company and other companies, including Zantac-Registered Trademark-, Pepcid
AC-Registered Trademark- and Tagamet-Registered Trademark- HB-TM-, are used in this Prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                                  THE COMPANY

    CIMA is a drug delivery company focused primarily on the development and manufacture of pharmaceutical products based upon its patented OraSolv technology. OraSolv is an oral dosage formulation incorporating microencapsulated active drug ingredients into a tablet which dissolves quickly in the mouth without chewing or water and which effectively masks the taste of the medication being delivered. OraSolv's fast-dissolving capability may enable patients in certain age groups or those with a variety of conditions that limit their ability to swallow conventional tablets to receive medication in a more convenient oral dosage form. The Company believes that OraSolv is more convenient than traditional tablet-based oral dosages as it does not require water to be ingested, thereby enabling immediate medication at the onset of symptoms. In addition, OraSolv can provide more accurate administration of doses than liquid or suspension formulations as no measuring is required. The Company believes OraSolv's ability to be easily ingested by patients will foster greater patient compliance, thereby improving therapeutic outcomes and reducing costs in the healthcare system.

    CIMA's business focus has evolved over the last several years. From inception until 1992, the Company focused on the development of liquid effervescent products and technologies. In 1993, the U.S. patent covering OraSolv was issued and the Company, perceiving greater commercial opportunity, shifted its focus to the development of OraSolv products. CIMA intends to commercialize the OraSolv technology through collaborations with pharmaceutical and other healthcare companies by developing and manufacturing OraSolv formulations of its collaborators' pharmaceutical products. Since the issuance of the OraSolv patent in 1993, the Company has:

    - Completed construction of a 75,000 square foot manufacturing facility in Eden Prairie, Minnesota, which has been registered with the FDA and licensed by the State of Minnesota.

    - Entered into a License and Development Agreement with Glaxo Wellcome plc ("Glaxo") to develop an OraSolv version of Glaxo's Zantac.

    - Entered into a License Agreement and a Development and License Option Agreement with SmithKline Beecham plc ("SmithKline Beecham") to develop a series of OraSolv versions of SmithKline Beecham products for international and domestic distribution.

    - Entered into agreements with three other potential partners for the development and manufacture of OraSolv products.

    - Entered into a License and Supply Agreement with Merck & Co., Inc. ("Merck") to provide an AutoLution (a liquid effervescent) version of Merck's Pepcid AC.

    - Added key scientific, technical and management personnel.

    The Company's corporate partnerships enable it to focus on the development and manufacture of OraSolv versions of its partners' products, while allowing its partners to focus on the marketing and distribution of OraSolv formulations. Generally, the Company will be responsible for optimizing the taste-masking and microencapsulation of the active drug ingredient, manufacturing the OraSolv tablets containing the active drug, packaging, labeling and performing quality assurance on the finished product, and shipping the product to its partners. The Company's corporate partners will be responsible for marketing, sale and distribution of the OraSolv product to consumers or healthcare professionals. Generally, corporate partners will also be responsible for the collection and submission of required clinical data, and for the management of required federal or international regulatory approvals of collaborative products.

    The Company's goal is to have its OraSolv technology incorporated into as many pharmaceutical products as possible with an emphasis on pharmaceutical products which command a large market share or are in large market segments. The Company has developed a strategic plan to accomplish this goal. The Company's primary strategies are to: (i) establish collaborations with pharmaceutical and other healthcare companies; (ii) focus initially on OTC products; (iii) pursue OTC switch and prescription drugs; (iv) expand its intellectual property position; (v) retain the manufacturing rights to the products it develops; and
(vi) retain ownership of products developed.

                                  THE OFFERING


Common Stock offered by:
  The Company......................................  1,000,000 shares
  The Selling Stockholders.........................  1,500,000 shares
Common Stock Outstanding after the Offering........  8,840,099 shares (1)
Use of Proceeds....................................  For initiation of commercial production; research and development;
                                                     and working capital and general
                                                     corporate purposes
Nasdaq National Market Symbol......................  CIMA


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                    -----------------------------------------------------  --------------------
                                                      1991       1992       1993       1994       1995       1995       1996
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Total revenues:
  Net sales.......................................  $   2,930  $   3,251  $   1,857  $   1,451  $     151  $      11  $  --
  Research, development and licensing revenues....        551        445        368      1,167        684        215        392
Costs and expenses:
    Cost of goods sold............................      3,339      3,279      2,844      2,799        240         59     --
    Research and product development..............        843        759      1,857      3,549      6,505      2,292      1,376
    Selling, general and administrative...........      1,365      1,306      1,208      2,972      3,658      1,019        784
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss....................................     (2,066)    (1,648)    (3,684)    (6,702)    (9,568)    (3,144)    (1,768)
Other income (expense), net.......................       (249)       (34)         4        490        461        166         34
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss..........................................  $  (2,315) $  (1,682) $  (3,680) $  (6,212) $  (9,107) $  (2,978) $  (1,734)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share................................  $    (.90) $    (.53) $    (.78) $    (.95) $   (1.16) $    (.39) $    (.22)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of shares outstanding.....      2,565      3,198      4,727      6,505      7,822      7,541      7,824
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                       DECEMBER 31, 1995       MARCH 31, 1996
                                                                       -----------------  -------------------------
                                                                            ACTUAL         ACTUAL    AS ADJUSTED(2)
                                                                       -----------------  ---------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..........................................      $   3,559      $   2,517    $   10,731
  Working capital....................................................          3,147          1,528         9,742
  Total assets.......................................................         15,519         14,364        22,578
  Accumulated deficit................................................        (29,259)       (30,993)      (30,993)
  Total stockholders' equity.........................................         14,282         12,643        20,857


- ------------

(1) Based on shares outstanding as of March 31, 1996. Excludes 1,915,570 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 1,215,334 shares were outstanding as of March 31, 1996, and 106,467 shares of Common Stock issuable pursuant to warrants. See Note 8 to Financial Statements.


(2) As adjusted to reflect receipt of the estimated net proceeds from the sale of 1,000,000 shares of Common Stock by the Company at an assumed public offering price of $9.25 per share. See "Use of Proceeds" and "Capitalization."


                            ------------------------

    THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

NO REVENUES FROM ORASOLV SALES

    The Company's ability to generate revenues will be dependent upon its ability to enter into and perform under collaborative agreements to develop and manufacture OraSolv products to be marketed by pharmaceutical and other healthcare companies and upon the successful commercialization of these products. To date no commercial sales of OraSolv products have been made, and the Company has not derived any revenues from sales of OraSolv products. Further, the Company does not expect to derive any such revenues until 1997.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

    The Company is a development stage company and must be evaluated in light of the uncertainties and complications present for any such company and, in particular, a company in the pharmaceutical industry. The Company has accumulated net losses from inception in December 1986 through March 31, 1996, of approximately $30,899,000. Losses have resulted principally from costs incurred in research and development of the Company's technologies and from general and administrative costs. These costs have exceeded the Company's revenues, which have been derived primarily from the manufacturing of liquid effervescents and other non-OraSolv products under agreements with third parties. The Company no longer manufactures such products and no longer derives revenues from their manufacture. The Company expects to continue to incur losses at least through 1997. Many of the Company's expenditures to date have been non-recurring costs for plant, equipment and product optimization and validation. There can be no assurance, however, that the Company will ever generate substantial revenues or achieve profitability.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    The Company currently has cash reserves sufficient to operate through June 1996. In the event that the offering does not close or is substantially delayed, the Company's ability to continue as a going concern will be severely impaired. The Company believes that the net proceeds to the Company from this offering, combined with its currently available funds and excluding any license fees that may be received in the future, will meet its needs at least through the first quarter of 1997. Thereafter, or sooner if conditions make it necessary, the Company may need to raise additional funds through public or private financings, including equity financings which may be dilutive to stockholders, and through collaborative arrangements. There can be no assurance that the Company will be able to raise additional funds if its capital resources are exhausted, or that funds will be available on terms attractive to the Company or at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, which would have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON THIRD PARTIES

    The Company's strategy is to enter into collaborative arrangements with pharmaceutical and other healthcare companies to develop OraSolv products to be marketed by the corporate partners. The Company's future ability to generate revenues is, therefore, dependent upon the Company's ability to develop products that meet the requirements of its corporate partners and upon the marketing efforts of these corporate partners. Although the Company believes these partners will have an economic motivation to market these products vigorously, the amount and timing of resources to be devoted to marketing are not within the control of the Company. These partners independently could make material marketing and other commercialization decisions which could adversely affect the Company's future revenues. Failure of these partners to market the Company's products successfully would have a material adverse effect on the Company's financial condition and results of operations. Moreover, certain of the Company's products are seasonal in nature and the Company's revenues could vary materially from one financial period to another depending on which of such products, if any, are then being marketed. To date, the Company has experienced delays in the scheduled development and market introduction of products incorporating OraSolv technology, in part because of changes in product plans by its corporate partners. There can be no assurance that the Company will be able to enter into additional collaborative arrangements in the future or that any current or future collaborative arrangements will result in successful product commercialization.

    The Company is not currently reliant on any single supplier or source of supply; however, coating materials and techniques used in connection with manufacturing certain OraSolv products may in the future be available only from a single supplier. Although the Company believes that satisfactory alternatives could be substituted if any such coating materials or techniques were to become unavailable, there can be no assurance that the Company's manufacturing operations would not be disrupted. Any such disruption could have at least a temporary adverse effect on the Company's business and could possibly damage relations with its corporate partners.

NATURE OF COLLABORATIVE ARRANGEMENTS; PRODUCT DEVELOPMENT PROCESS


    The Company typically begins working with its corporate partners under feasibility study agreements or option agreements which permit CIMA and its corporate partners to develop prototype products and manufacturing techniques for the product in question but without a substantial contractual commitment by either side. During this phase of the collaboration, CIMA and its partner study issues of taste masking, bioavailability, production processes and issues that may arise in the course of manufacturing in commercial volumes, consumer satisfaction, and the related issues of cost, price and potential product volume. Since no products incorporating OraSolv technology have yet been marketed, many of these issues (particularly those related to marketing and consumer preferences) remain commercially untested and determinations relative to these issues are largely subjective. Accordingly, it is difficult to predict, and impossible for the Company to control, whether a particular product development program will lead to a decision by the corporate partner to market the product in question. Each of the Company's current development and option agreements permits its corporate partner to terminate the development program at the corporate partner's discretion on relatively short notice. In addition, in the past the Company has experienced delays and cancellations by its corporate partners, and there can be no assurance that it will not experience delays or cancellations in the future. Even though the Company is working with a number of collaborators with respect to OraSolv products, there is no assurance that any of these collaborators will ultimately market any such products.


    The option and development agreements entered into by the Company generally provide for the essential terms (including royalty amounts) to be included in a subsequent license agreement for full commercialization, but they do not contain all of the license terms. Even if the product development process is a success, there can be no assurance that the parties will agree on the ultimate commercial terms. In particular, the costs of manufacturing OraSolv products in commercial quantities remains subject to some uncertainty, and in the highly cost-sensitive market for OTC products, there may be instances in which CIMA and its collaborator have difficulty agreeing on issues of manufacturing costs and supply arrangements for commercialization.

    The Company generally intends to retain product manufacturing rights in connection with its definitive license agreements. There can be no assurance, however, that the Company will retain such rights in every agreement or that any such rights retained will be profitable for the Company. The failure by the Company to retain manufacturing rights under any definitive license agreements entered into with its corporate partners or an event such as the termination of the Company's manufacturing rights under an agreement with a partner could have a material adverse effect on the Company's profitability.

UNCERTAINTY OF CONSUMER ACCEPTANCE OF ORASOLV PRODUCTS

    The Company's OraSolv technology, a fast-dissolving oral tablet, represents a new dosage form for pharmaceutical products. As a consequence, the Company's revenues will be dependent upon ultimate consumer acceptance of the OraSolv drug delivery system as an alternative to conventional oral dosage forms, as well as upon the marketing efforts of its corporate partners. The Company expects that OraSolv products will be priced higher than conventional tablets. The Company believes that initial consumer research has been encouraging, but there can be no assurance that commercial market acceptance for the Company's OraSolv products will ever develop or be sustained.

COMPETITION; TECHNOLOGICAL RISK

    Competition  in  the  areas  of pharmaceutical  products  and  drug delivery systems is intense. Several other companies have developed or are developing novel technologies for oral drug delivery, and these competing technologies may prove superior, either generally or in particular market segments, in terms of factors such as cost, consumer satisfaction, or drug delivery. The Company's primary competitors in the business of developing and applying drug delivery systems include companies which have substantially greater financial, technological, marketing, personnel and research and development resources than the Company. The Company's products will compete both with products employing advanced drug delivery systems and with products in conventional dosage forms. New drugs or future developments in alternative drug delivery technologies may provide therapeutic or cost advantages to the Company's potential products. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend in part on its ability to obtain and maintain patent protection for its products and to preserve its trade secrets. The Company holds five issued U.S. patents (including a patent covering the OraSolv technology) and two issued non-U.S. patents. The Company also has three U.S. patent applications pending and a number of foreign patent applications pending, including two European Patent Office filings. No assurance can be given that the Company's patent applications will be approved or that any issued patents will provide competitive advantages for its products or will not be challenged or circumvented by competitors. The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants, partners and others. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

    The Company has obtained a license to a U.S. patent and corresponding foreign rights held by a third party, which patent and corresponding rights may cover certain OraSolv products. The Company has obtained or may in the future be required to obtain licenses from others with respect to materials used in the Company's products or manufacturing processes, including drug coating techniques. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable.

    The ability to commercialize the Company's products will depend on not infringing the patents of others. Although the Company is not aware of any claim of patent infringement against it, claims concerning patents and proprietary technologies determined adversely to the Company could have a material adverse effect on the Company's business. In addition, litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to the Company, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company.

RISK OF MANUFACTURING IN COMMERCIAL QUANTITIES; SINGLE FACILITY

    The Company has not yet manufactured OraSolv products in commercial quantities. To achieve desired levels of production, the Company will be required to substantially increase its manufacturing focus. There can be no assurance that manufacturing and control problems will not arise as the Company begins manufacturing commercial quantities at its new facility (which was completed in December 1994) or that manufacturing volume can be increased in a timely manner to allow production in sufficient quantities to meet the needs of the Company's corporate partners. If such manufacturing or control problems arise or the Company is not able to successfully increase manufacturing volume in a timely manner for any reason, the Company's business could be materially adversely affected.

    In addition, the Company currently has only one facility capable of manufacturing OraSolv products. In the event that this facility is damaged by natural disaster or otherwise, or the facility becomes incapable of operating at commercial capacity or at all due to regulatory or other reasons, the Company would have no other means of producing OraSolv products, which would have a material adverse effect on the Company's business. In addition, certain of the Company's partners and potential partners have expressed concern that the Company does not have alternative facilities to produce their products in the event that the Company's current facility becomes damaged or is otherwise unable to produce their products in the volumes required or at all. Such concerns may have an adverse effect on the Company's ability to attract additional collaborative partners or to negotiate agreements with potential partners on terms attractive to the Company. See "Business -- Manufacturing" and "-- Properties."

GOVERNMENT REGULATION

    All pharmaceutical manufacturers are subject to extensive regulation of their activities, including research and development and production and marketing, by numerous governmental authorities in the U.S. and other countries. In the U.S., pharmaceutical products are subject to rigorous regulation by the Food and Drug Administration (the "FDA"). If a company fails to comply with applicable requirements, it may be subject to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution of the Company or its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending premarket approval applications or supplements to approved applications.

    The Company initially intends to emphasize OTC drug products that generally do not require FDA premarketing approval under the FDA's OTC drug review process. Products subject to final monographs issued by the FDA, however, are subject to various FDA regulations such as those outlining current Good Manufacturing Practice ("cGMP") requirements, general and specific OTC labeling requirements (including warning statements), the restriction against advertising for conditions other than those stated in product labeling, and the requirement that OTC drugs contain only suitable inactive ingredients. OTC products and manufacturing facilities, including the Company's new OraSolv manufacturing facility, are subject to FDA inspection, and failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties, as well as delays.

    Future marketing of products not formulated in compliance with final OTC drug monographs typically will require a formal submission to the FDA, such as an Abbreviated New Drug Application ("ANDA"), New Drug Application ("NDA") or Supplement to existing New Drug Application ("SNDA"), and ultimate approval by the FDA. This application and approval process can be expensive and time consuming, typically taking several years to complete. Further, there can be no assurance that approvals can be obtained, or that any such approvals will be on the terms or have the scope necessary for successful commercialization of these products. The Company expects that any required FDA approvals in connection with the introduction of new, non-monographed products would be sought by the Company's corporate partners. Marketing of such products could be delayed or prevented because of this process. Even after an ANDA, NDA or SNDA has been approved, existing FDA procedures may delay initial product shipment. Delays caused by the FDA approval process may materially reduce the period during which there is an exclusive right to exploit patented products or technologies.

    Even if any required FDA approval has been obtained with respect to a product, foreign regulatory approval of a product must be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing. Although the Company expects to rely on its pharmaceutical company partners to obtain any necessary government approvals in foreign countries, there can be no assurance that such approvals will be obtained in a timely fashion, if at all.

    The Company is also subject to regulation under various federal and state laws regarding, among other things, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. In connection with its research and development activities and its manufacturing, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. The Company believes that it has complied with these laws and regulations in all material respects and it has not been required to take any action to correct any material noncompliance. In the past, the Company manufactured an herbicide product for a large chemical company involving certain hazardous materials and chemicals. The herbicide product was manufactured in a separate facility from the Eden Prairie facility. The Company believes that its safety procedures for handling and disposing of such materials and chemicals complied with the requirements of federal and state law. See "Business -- Government Regulation."

RAPID CHANGES IN THE HEALTHCARE INDUSTRY

    The healthcare industry is changing rapidly as the public, government, medical professionals, third-party payors and the pharmaceutical industry examine ways to contain or reduce the cost of health care. Changes in the healthcare industry could impact the Company's business, particularly to the extent that the Company develops products for prescription drug applications. In certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business and financial condition. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish strategic collaborations may be adversely affected. In addition, in both domestic and foreign markets, sales of products utilizing the Company's drug delivery systems will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of prescription pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. There can be no assurance that products utilizing the Company's drug delivery systems will be considered cost effective or that adequate third-party reimbursement will be available to the Company's collaborators to maintain price levels sufficient to realize an appropriate return on the Company's investment in its drug delivery systems.

DEPENDENCE ON MANAGEMENT AND OTHER KEY EMPLOYEES

    The success of the Company and of its business strategy is dependent in large part on the ability of the Company to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing offers. In particular, the Company's success will depend, in part, on its ability to attract and retain the services of its executive officers and scientific and technical personnel. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the Company. The Company currently has no full-time chief financial officer, but is actively recruiting to fill this position.

PRODUCT LIABILITY AND INSURANCE RISKS

    The Company's business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse impact on the Company. The Company maintains a general insurance policy which includes coverage for product liability claims. There can be no assurance, however, that the Company will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage as the commercialization of its products proceeds or that any insurance will provide adequate protection against potential liabilities.

CONTROL BY EXISTING STOCKHOLDERS


    Following this offering, directors, executive officers and five percent stockholders of the Company, and certain of their affiliates, will own approximately 35.1% of the Company's outstanding Common Stock (approximately 33.8% assuming full exercise of the Underwriters' over-allotment option). Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Certificate of Incorporation or Bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."


POSSIBLE VOLATILITY OF STOCK PRICE

    The Company's Common Stock currently trades on the Nasdaq National Market. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the equity securities of many publicly traded pharmaceutical and drug delivery companies in the past have been, and in the future can be especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, regulatory developments and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant effect on the market price of the Company's Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, based on the number of shares outstanding on March 31, 1996, the Company will have 8,840,099 shares of Common Stock outstanding (9,177,432 if the Underwriters' over-allotment option is exercised in full), of which 2,500,000 are being offered hereby and of which all but 115,429 shares of Common Stock will be freely tradeable on the public market, subject in certain cases to lock-up agreements as described below. Certain volume resale restrictions are imposed by the Securities Act of 1933, as amended (the "Securities Act"), with respect to the 115,429 shares of Common Stock referenced above, which restrictions will expire in January 1997; however, such 115,429 shares have been registered on a Form S-3 registration statement and may be sold without such restrictions. The Company, subject to certain exceptions, and its officers, directors and certain stockholders holding an aggregate of approximately 2,990,207 shares of Common Stock after this offering, have agreed not to sell or otherwise dispose of any shares of Common Stock during the 90-day period following the date of this Prospectus without the consent of Volpe, Welty & Company on behalf of the Underwriters. Volpe, Welty & Company, in its discretion, may permit such sales during such period without public announcement. See "Shares Eligible for Future Sale."


ANTI-TAKEOVER PROVISIONS

    The Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although there is no current intention to do so, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company, which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at a premium. Additionally, the Company could adopt in the future one or more additional anti-takeover measures, such as a stockholder rights plan, without first seeking stockholder approval, which measures could also make a change in control of the Company more difficult. The Company is also subject to provisions of the Delaware General Corporation Law that make certain business combinations more difficult.

ABSENCE OF DIVIDENDS; DILUTION

    The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The public offering price is substantially higher than the book value per share of the outstanding Common Stock. Investors purchasing shares of Common Stock in this offering will therefore immediately incur substantial dilution. See "Dilution." In addition, dilution will occur upon the exercise of outstanding stock options and warrants of the Company and may occur upon future equity financings of the Company.

                                  THE COMPANY

    The Company was incorporated in Delaware in December 1986. The Company's principal executive offices are located at 10000 Valley View Road, Eden Prairie, Minnesota 55344-9361, and its telephone number is (612) 947-8700.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $9.25 per share) are estimated to be $8,214,000 ($11,131,000 if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.


    The Company expects to use the net proceeds from this offering primarily to begin commercial production in its new manufacturing facility and to fund research and development (including preclinical and clinical testing) for the application of the OraSolv technology to pharmaceutical products. The balance of the net proceeds will be used for working capital and other general corporate purposes. The Company currently anticipates that the net offering proceeds will be allocated as follows: 15% for the initiation of production; 20% for continued research and development of new, improved OraSolv technology including improved efficacy pharmaceuticals; 30% for research and development of OraSolv prescription pharmaceuticals and related required clinical and consumer studies; 30% for working capital; and 5% for capital expenditures. There can be no assurance, however, that the net proceeds of the offering will ultimately be utilized as currently anticipated. The amount and timing of the expenditures of the net proceeds for these purposes will depend on numerous factors, including the status of the Company's product development efforts, the Company's business development activities, the result of clinical trials, the regulatory approval process and competition. The Company may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although the Company has no agreements and is not involved in any negotiation with respect to any such transactions.

    The Company believes that its available cash and cash equivalents, together with the net proceeds of this offering and the interest thereon, will be sufficient to meet its capital requirements at least through the first quarter of 1997. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock began trading on the Nasdaq National Market under the symbol "CIMA" on July 29, 1994. Prior to that date, there was no public market for the Company's Common Stock. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock reported on the Nasdaq National Market. These over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent the sales prices in actual transactions.


                                                                                                       HIGH        LOW
                                                                                                    ----------    -----
1994
  Third Quarter (from July 29)....................................................................  $       93/8 $       85/8
  Fourth Quarter..................................................................................         121/4         85/8

1995
  First Quarter...................................................................................  $      107/8 $       43/4
  Second Quarter..................................................................................          55/8         37/8
  Third Quarter...................................................................................          81/8         37/8
  Fourth Quarter..................................................................................          8           43/4

1996
  First Quarter...................................................................................  $       71/4 $       41/4
  Second Quarter (through May 6, 1996)............................................................          91/4         61/8



    On May 6, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $9.25 per share.


    As of April 4, 1996, there were approximately 120 stockholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted for the sale by the Company of the Common Stock offered hereby at an assumed public offering price of $9.25 per share and the application of the net proceeds therefrom (after deduction of estimated underwriting discounts and commissions and estimated offering expenses). This table should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."



                                                                                               MARCH 31, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued and
   outstanding...........................................................................  $   --       $  --
  Common Stock, $.01 par value; 20,000,000 shares authorized; 7,840,099 shares issued and
   outstanding, and 8,840,099 shares issued and outstanding, as adjusted(1)..............          78          88
  Additional paid-in capital.............................................................      43,558      51,762
  Deficit accumulated during the development stage.......................................     (30,993)    (30,993)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      12,643      20,857
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   12,643   $  20,857
                                                                                           ----------  -----------
                                                                                           ----------  -----------


- ---------
(1) Excludes, as of March 31, 1996, an aggregate of 1,915,570 shares of Common Stock reserved for issuance under the Company's stock option plans, pursuant to which options to purchase 1,215,334 shares were outstanding as of March 31, 1996, and 106,467 shares of Common Stock issuable pursuant to warrants.

                                    DILUTION


    The net tangible book value of the Company at March 31, 1996, was approximately $12,392,000 or $1.58 per share. "Net tangible book value" per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,000,000 of the shares of Common Stock offered hereby (at an assumed public offering price of $9.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $20,606,000 or $2.33 per share. This represents an immediate increase in such net tangible book value of $.75 per share to existing stockholders and an immediate dilution of $6.92 per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price per share......................             $    9.25
  Net tangible book value per share before offering..........  $    1.58
  Increase per share attributable to new investors...........        .75
                                                               ---------
Pro forma net tangible book value per share after offering...                  2.33
                                                                          ---------
Dilution per share to new investors..........................             $    6.92
                                                                          ---------
                                                                          ---------

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The selected financial data, insofar as it relates to each of the years 1993 through 1995, have been derived from audited financial statements, including the balance sheets at December 31, 1994 and 1995 and the related statements of operations and of cash flows for each of the three years in the period ended December 31, 1995 and notes thereto appearing elsewhere herein. The statement of operations data set forth below for the fiscal years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements which are not included in this Prospectus. The selected financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year. The Company has never declared or paid any cash dividends on shares of its capital stock.

                                                                                                   THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                         MARCH 31,
                                     ----------------------------------------------------------  ----------------------
                                        1991        1992        1993        1994        1995        1995        1996
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Net sales........................  $    2,930  $    3,251  $    1,857  $    1,451  $      151  $       11  $   --
  Research, development and
   licensing revenues..............         551         445         368       1,167         684         215         392
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total revenues.....................       3,481       3,696       2,225       2,618         835         226         392
Costs and expenses:
  Cost of goods sold...............       3,339       3,279       2,844       2,799         240          59      --
  Research and product
   development.....................         843         759       1,857       3,549       6,505       2,292       1,376
  Selling, general and
   administrative..................       1,365       1,306       1,208       2,972       3,658       1,019         784
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total costs and expenses...........       5,547       5,344       5,909       9,320      10,403       3,370       2,160
Other income (expense):
  Interest income (expense), net...        (214)        (84)          6         452         448         170          39
  Other income (expense)...........         (35)         50          (2)         38          13          (4)         (5)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total other income (expense).......        (249)        (34)          4         490         461         166          34
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net loss...........................  $   (2,315) $   (1,682) $   (3,680) $   (6,212) $   (9,107) $   (2,978) $   (1,734)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net loss per share.................  $     (.90) $     (.53) $     (.78) $     (.95) $    (1.16) $     (.39) $     (.22)
Weighted average number of shares
 outstanding.......................       2,565       3,198       4,727       6,505       7,822       7,541       7,824


                                                            DECEMBER 31,                               MARCH 31,
                                     ----------------------------------------------------------  ----------------------
                                        1991        1992        1993        1994        1995        1995        1996
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........  $      169  $    5,480  $    1,178  $    2,912  $    3,559  $    4,145  $    2,517
Working capital....................      (1,703)      5,280         986      12,159       3,147       8,681       1,528
Total assets.......................       3,804       9,051       4,927      25,122      15,519      21,460      14,364
Capital lease obligations..........         553         263      --          --          --          --          --
Deficit accumulated during the
 development stage.................      (8,485)    (10,167)    (13,846)    (20,058)    (29,259)    (23,130)    (30,993)
Total stockholders' equity.........         445       7,773       4,093      22,554      14,282       9,634      12,643

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, AS WELL AS IN THE SECTIONS ENTITLED "RISK FACTORS" AND "BUSINESS."

GENERAL

    The Company was founded in 1986 to develop effervescent drug delivery technologies and focused initially on liquid effervescents. CIMA continues to be a development stage company. CIMA's business focus has evolved over the last several years with the development and patenting of OraSolv, an oral dosage form which incorporates microencapsulated drug ingredients into a tablet that dissolves quickly in the mouth without chewing or water and which effectively masks the taste of the medication being delivered. In 1993, following issuance of the U.S. patent covering OraSolv, the Company began to emphasize and focus on the development of OraSolv products and currently focuses primarily on such products.

    At March 31, 1996, the Company has accumulated net losses of approximately $30,899,000. The Company's revenues have been from product sales using the Company's AutoLution (a liquid effervescent) technology, license fees paid by corporate partners in consideration of the transfer of rights under collaboration agreements, and research and development fees paid by corporate partners to fund the Company's research and development efforts for products developed under such agreements. To date, such revenues have been derived primarily from manufacturing agreements with third parties for liquid effervescent and other products, and to a lesser extent from research and development fees and licensing arrangements, the latter generated primarily in the last five years. Revenues from manufacturing liquid effervescent products under agreements with third parties have decreased as a result of the Company's decision to discontinue manufacturing that product and focus on developing its OraSolv technology. The last revenues for manufacturing liquid effervescent products were recognized in 1995. In addition to revenues from such manufacturing, research and development and licensing, the Company has funded operations from private sales of equity securities, realizing net proceeds of approximately $25,963,000. In July 1994, the Company completed an initial public offering of shares of its Common Stock, realizing net proceeds of approximately $16,379,000.

    The Company expects that losses will continue through at least 1997. Costs and expenses are expected to remain relatively stable as the majority of the necessary research and development personnel have already been hired. It is expected that additional manufacturing personnel will be added and operating expenses will increase at such time as the Company initiates the commercial production of OraSolv products.

    The Company's ability to generate revenues is dependent upon its ability to enter into and be successful in collaborative arrangements with pharmaceutical and other healthcare companies for the development and manufacture of OraSolv products to be marketed by these corporate partners. The Company is highly dependent upon the efforts of the corporate partners to successfully market OraSolv products. Although the Company believes these partners will have an economic motivation to market these products vigorously, the amount and timing of resources to be devoted to marketing are not within the control of the Company. These partners independently could make material marketing and other commercialization decisions which could adversely affect the Company's future revenues. Moreover, certain of the Company's products are seasonal in nature and the Company's revenues could vary materially from quarter to quarter depending on which of such products, if any, are then being marketed.

    Since the Company's initial public offering in 1994, the Company has put in place a substantially new management team. This new management team was responsible for the buildout and validation of the Company's Eden Prairie manufacturing facility. See "Management -- Directors and Executive Officers."

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

    The Company's results of operations for the year ended December 31, 1995 reflect increased emphasis on the development of OraSolv products. Net sales decreased from $1,857,000 in 1993 and $1,451,000 in 1994 to $151,000 in 1995 as
the Company ceased to manufacture liquid effervescent and other products. In the future, the Company does not expect to derive revenues from the sale of contract-manufactured liquid effervescent products. Research, development and licensing revenues were $368,000, $1,168,000 and $684,000 in 1993, 1994 and
1995, respectively. The licensing revenues in 1994 and 1995 reflect receipt of payments under license and development agreements with multinational pharmaceutical companies that provided for licensing fees, milestone payments, royalties and manufacturing fees. So long as the Company has relatively few agreements with corporate partners, research and development fees and licensing revenues will tend to fluctuate on a quarter to quarter basis.

    Cost of goods sold was $2,844,000, $2,799,000 and $240,000 in 1993, 1994 and
1995, respectively. The decline in 1994 and 1995 resulted from the Company's decision to discontinue manufacturing the liquid effervescent product line and focus on the development of the OraSolv technology. Research and product development expenses were $1,857,000 in 1993 compared with $3,549,000 in 1994 and $6,505,000 in 1995. The increase from 1994 to 1995 was the result of a product development/optimization charge of $1,385,000 from an independent consultant for improving product taste and packaging of OraSolv products. In addition, the costs associated with validating the OraSolv production facility and production process for the Company's corporate partners have been charged to research and development. Selling, general and administrative expenses were $1,208,000 in 1993 compared with $2,972,000 in 1994 and $3,658,000 in 1995. This increase resulted from the Company's building of an infrastructure to support the OraSolv business, together with increased expenses related to marketing and one-time expenses for changes in senior management. The Company expects such changes in senior management will reduce general and administrative expenses in 1996.

    Net interest income was $5,500 in 1993 compared with $452,000 in 1994 and $448,000 in 1995, reflecting interest income from increased cash levels after the Company's initial public offering in 1994.

  THREE MONTHS ENDED MARCH 31, 1995 AND 1996

    The Company's results of operations for the quarter ended March 31, 1996 reflect increased emphasis on development of OraSolv products. Product sales declined from $11,000 in the first quarter of 1995 to no product sales in the first quarter of 1996 as the Company ceased to manufacture liquid effervescent and other products. The Company does not intend to manufacture liquid effervescent products in the future. Research and development fees and licensing revenues were $215,000 and $392,000 in the first quarter of 1995 and 1996, respectively. These increased research and development fees and licensing revenues reflect the signing of license option and development agreements with multinational pharmaceutical companies that provide for licensing fees, milestone payments, royalties and manufacturing fees. Research and development fees and licensing revenues will tend to fluctuate on a quarter to quarter basis.

    Cost of goods sold decreased from $59,000 in the first quarter of 1995 to zero in the first quarter of 1996. Costs of goods sold will increase when the Company begins commercial production and sales of OraSolv products. Research and product development expenses decreased from $2,292,000 in the first quarter of 1995 to $1,376,000 in the first quarter of 1996. This decrease was the result of a product development/ optimization charge in the first quarter of 1995 of $1,068,000 from an independent consultant for improving product taste and packaging of OraSolv products. Selling, general and administrative expenses decreased due to downsizing from $1,019,000 in the first quarter of 1995 to $784,000 in the first quarter of 1996. Net interest income decreased from $170,000 in the first quarter of 1995 to $39,000 in the first quarter of 1996 due to lower cash balances.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date primarily through private and public sales of its equity securities and revenues from manufacturing agreements. Through March 31, 1996, CIMA had received net offering proceeds from such private and public sales of approximately
$43,300,000 and had net sales from manufacturing agreements of approximately $13,800,000. Among other things, these funds were used to purchase approximately $14,300,000 of capital equipment, including approximately $7,500,000 in the last two quarters of 1994 in connection with completing the Company's new Eden Prairie manufacturing facility. In July 1994, the Company completed an initial public offering of shares of its Common Stock, realizing net proceeds of approximately $16,400,000. The funds raised in CIMA's initial public offering have been used to buildout the manufacturing facility, purchase and validate the appropriate production equipment, complete the research and development facilities and purchase the necessary equipment for that facility.

    The Company's long-term capital requirements will depend upon numerous factors, including the status of the Company's collaborative arrangements, the progress of the Company's research and development programs and receipt of revenues from sales of the Company's products. Cash and cash equivalents, were $2,517,000 at March 31, 1996. The Company believes that its currently available funds will meet its needs through the second quarter of 1996. The Company believes that the net proceeds to the Company from this offering, combined with its currently available funds and excluding any license fees that may be received in the future, will meet its needs at least through the first quarter of 1997. The Company will need to raise additional funds through public or private financings, including equity financing which may be dilutive to stockholders. There can be no assurance that the Company will be able to raise additional funds if its capital resources are exhausted, or that funds will be available on terms attractive to the Company.

    The Company has not generated taxable income through March 1996. At March 31, 1996, the net operating losses available to offset future taxable income were approximately $31,397,000. Because the Company has experienced ownership changes, pursuant to Internal Revenue Code regulations, future utilization of the operating loss carryforwards will be limited in any one fiscal year. The carryforwards expire beginning in 2001. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce potential federal income tax liabilities.

                                    BUSINESS

OVERVIEW

    CIMA is a drug delivery company focused primarily on the development and manufacture of pharmaceutical products based upon its patented OraSolv technology. OraSolv is an oral dosage formulation incorporating microencapsulated active drug ingredients into a tablet which dissolves quickly in the mouth without chewing or water and which effectively masks the taste of the medication being delivered. OraSolv's fast-dissolving capability may enable patients in certain age groups or those with a variety of conditions that limit their ability to swallow conventional tablets to receive medication in a more convenient oral dosage form. The Company believes that OraSolv is more convenient than traditional tablet-based oral dosages as it does not require water to be ingested, thereby enabling immediate medication at the onset of symptoms. In addition, OraSolv can provide more accurate administration of doses than liquid or suspension formulations as no measuring is required. The Company believes OraSolv's ability to be easily ingested by patients will foster greater patient compliance, thereby improving therapeutic outcomes and reducing costs in the healthcare system.

    CIMA's business focus has evolved over the last several years. From inception until 1992, the Company focused on the development of liquid effervescent products and technologies. In 1993, the U.S. patent covering OraSolv was issued and the Company, perceiving a greater commercial opportunity, shifted its focus to the development of OraSolv products. CIMA intends to commercialize its OraSolv technology through collaborations with pharmaceutical and other healthcare companies under which the Company will manufacture OraSolv formulations of its collaborators' pharmaceutical products. Since the issuance of the OraSolv patent in 1993, the Company has:

    - Completed construction of a 75,000 square foot manufacturing facility in Eden Prairie, Minnesota, which has been registered with the FDA and licensed by the State of Minnesota.

    - Entered into a License and Development Agreement with Glaxo to develop an OraSolv (liquid effervescent) version of Glaxo's Zantac.

    - Entered into a License Agreement and Development and a License Option Agreement with SmithKline Beecham to develop a series of OraSolv versions of SmithKline Beecham products for international and domestic distribution.

    - Entered into agreements with three other potential partners for the development and manufacture of OraSolv products.

    - Entered into a License and Supply Agreement with Merck to provide an AutoLution (a liquid effervescent) version of Merck's Pepcid AC.

    - Added key scientific, technical and management personnel.

BACKGROUND

    DRUG DELIVERY TECHNOLOGY

    Patient medications are available in a variety of delivery forms, including solid dosage forms, liquids, effervescents, transdermal delivery methods and intramuscular and intravenous injections. Enteral medication delivery includes those medications delivered through the stomach, including tablets, liquids and effervescents. Enteral medications are frequently patient-administered, because of their non-invasive delivery method. Parenteral medications are those delivered by injection. Parenteral medications are often administered by a healthcare provider.

    The Company believes the convenience of patient administration has made enteral medications in general, and tablets in particular, popular with patients, providers and payors. Industry sources estimate that patients most frequently receive medications in an oral tablet form. However, children and the elderly, as well as those with certain physiological or medical indications, frequently experience difficulty in swallowing tablets. These patients often receive medications in liquid or effervescent form, or through parenteral methods as an alternative to tablets. The Company believes that tablets are a more convenient, accurate and effective medication form than are liquids or effervescents (which may spill in the process of administering the medication, especially to children) and are easier for patients to self-administer than parenteral therapeutics.

    RECENT TRENDS IN THE HEALTHCARE AND PHARMACEUTICAL INDUSTRIES

    The healthcare industry has experienced significant change in the past and the Company expects this change to continue for the foreseeable future. The emergence of managed care organizations has focused providers and payors on the efficient utilization of healthcare resources. In addition, the trend towards the "capitation" of fees, or management of a patient's health requirements for a pre-determined, regular payment, has created an awareness among providers of the cost-effectiveness of various medical treatments. Healthcare providers and payors have implemented a variety of strategies to reduce the cost of medical care, including the use of generic versions of prescription and non-prescription drugs, the use of non-prescription remedies and the use of therapies that have high patient compliance. The Company believes that patient non-compliance with medicinal dosing regimens is widespread, and that such non-compliance results in unnecessary costs to the healthcare system.

    These changes in the healthcare industry have also had an impact on participants in the pharmaceutical industry. In particular, a greater emphasis on cost effectiveness by providers and payors has resulted in pharmaceutical companies developing products that reduce the cost of therapy. These pharmaceutical companies have responded by developing treatments with improved efficacy, reduced complications and side effects, easier delivery and lower costs. The focus on cost-effectiveness has also led to the development of generic versions of off-patent prescription drugs. Increasingly, healthcare payors and providers have embraced generic equivalents of branded drugs because generic drugs provide a substantial cost savings. In addition, many pharmaceutical companies are extending their presence in a particular therapeutic area with the introduction of a non-prescription, or OTC, version of a prescription drug. Many patients and providers have indicated a preference for OTC versions of prescription formulations because of the convenience that patient-administration of OTC therapies provides as well as the cost savings. In addition, healthcare providers and payors have indicated a continuing interest in therapies that improve patient compliance which ultimately leads to significant healthcare cost savings.

    As these pharmaceutical companies adjust to the evolving healthcare industry, they must differentiate their products in an increasingly crowded therapeutic market. To do this effectively, they must develop products or product extensions that can successfully compete in the generic and OTC market for drugs, develop products or product extensions that enhance patient compliance, and do all of this within a highly regulated and cost-constrained environment.

MARKET OPPORTUNITY

    The Company believes that its OraSolv drug delivery system will provide benefits to patients as well as healthcare industry providers and payors. These benefits, in turn, should provide marketing advantages to CIMA's pharmaceutical partners. The benefit to patients is convenience, which the Company believes will result in improved compliance with dosing regimens. The benefits to providers and payors are lower costs resulting from such improved compliance with dosing regimens. The benefits to pharmaceuticals partners are the potential for brand differentiation and the ability to retain brand integrity using proprietary technology.

    ADVANTAGES FOR PATIENTS, PROVIDERS AND PAYORS

    The Company believes a broad group of patients will benefit from the OraSolv rapid dissolve technology because it enables immediate medication at symptom emergence and facilitates conformance to dosing regimens. Patient non-compliance with dosing regimens has been associated with increased costs of medical therapies by prolonging treatment duration, increasing the likelihood of secondary or tertiary disease manifestation and contributing to over-utilization of medical personnel and facilities. By improving patient compliance, providers and payors may reduce unnecessary expenditures and improve therapeutic outcomes. Reduction of expenditures is an increasingly important issue to providers as capitated payment plans become more prevalent in the healthcare industry.

    In addition to the general market applications, the Company believes the OraSolv technology provides benefits to certain patient groups which experience significant difficulty in swallowing tablets. Such patient groups include children and the elderly and patients with certain anatomical or physiological deformities, certain disease indications or medication-associated dysphagia. The Company has completed quantitative consumer testing with children and qualitative testing with physicians for the elderly which indicate the potential for these demographic groups to better comply with dosing regimens and thus to benefit from the OraSolv technology.
    ADVANTAGES FOR PHARMACEUTICAL PARTNERS

    The Company believes that pharmaceutical companies are facing challenges to adjust to the evolving healthcare industry. These challenges include: the impact of generic competition, which generally results in lower pricing as well as a loss of market share; the impact of the increased role of managed care organizations, forcing increased economic considerations in patient care, the results of which can include shorter therapies and therapeutic substitution (including less expensive products); and the need to maintain brand integrity with its inherent economic benefits.

    Pharmaceutical companies are addressing these issues in several ways. They are attempting to develop new product forms which will demonstrate a medical and economic benefit to the patient. They are also trying to develop products which will help to improve patient compliance, which should result in a patient's more rapid return to health. Finally, they are attempting to use approaches which can be patented or provide a technological differentiation in order to reduce the threat of competition. The Company believes that the OraSolv technology provides a means for its pharmaceutical partners to meet each of these challenges.

TECHNOLOGY

    ORASOLV


    The Company's OraSolv technology is an oral dosage form which combines taste-masked, microencapsulated drug ingredients with an effervescent disintegration agent. The effervescent disintegration agent aids in rapid dissolution of the tablet, permitting swallowing before the pharmaceutical ingredients are released. The OraSolv tablet dissolves quickly without chewing or water and allows for effective taste-masking of a wide variety of both prescription and OTC active drug ingredients.

    The microencapsulation of the drug ingredients used in OraSolv products is accomplished using a variety of coating techniques, including spray coating, spray drying, spray congealing, melt dispersion, phase separation or solvent evaporation methods. Certain of these coating techniques have been developed by the Company's scientists in collaboration with coating materials suppliers. Coating materials are designed to prevent the active drug ingredient in the OraSolv tablet from coming in contact with the taste buds and provide for immediate release of the active ingredient in the stomach. Coating materials are chosen based on the dose and taste of the active ingredients. A series of experiments is then performed to determine the suitability of various microencapsulation techniques. From these experiments, a technique is chosen based on reproducibility, stability, effectiveness in taste masking and cost-effectiveness. The microencapsulated drug is then combined with the fast-dissolving tablet materials, which can include a variety of flavoring and coloring agents, one or more sweetening agents and commonly used tablet excipients, such as binding agents and lubricants. In addition, an effervescent system composed of a dry acid and a dry base is added to the tablet excipients to facilitate a mild effervescent reaction when the tablet contacts saliva. This effervescent reaction accelerates the disintegration of the tablet through the release of carbon dioxide. As the OraSolv tablet dissolves, it releases the microparticles of drug into the saliva forming a micro-suspension of the drug in the saliva. This microencapsulated drug suspension enters the stomach through the normal swallowing process.
    AUTOLUTION


    The Company's AutoLution technology is a drug delivery system that creates a liquid effervescent solution from dry drugs or chemicals. The technology involves the preparation of the active ingredients into a tablet or powder which is added to water to create a liquid drug solution. Since 1992, the Company has shifted its focus away from the development of AutoLution products to the development of OraSolv-based products. The Company will continue to develop its AutoLution technology under contractual agreements with corporate partners or other third parties, but it will no longer contract manufacture products using this technology.

STRATEGY

    The Company's goal is to have its OraSolv technology incorporated into as many pharmaceutical products as possible with an emphasis on pharmaceutical products which command a large market share or are in large market segments. The Company has developed a strategic plan to accomplish this goal. The Company's primary strategies are to:

    - COLLABORATE WITH CORPORATE PARTNERS FOR MARKETING OF PRODUCTS. The Company has entered into and intends to continue to enter into agreements with pharmaceutical and other healthcare companies for the development and marketing of products that incorporate the OraSolv technology. The Company will refine the OraSolv formulation of a particular oral therapeutic and manufacture it for its collaborators. These collaborators will market and sell the OraSolv versions of the therapeutic. The Company believes this strategy will reduce the time required to market products and take advantage of the industry knowledge and presence of its partners.

    - FOCUS INITIALLY ON OTC APPLICATIONS. The Company is focusing initially on developing OraSolv products for the OTC cough/cold/flu, allergy and sinus, and analgesic markets. The Company intends to target both adult and pediatric applications. The Company believes that OTC products which are subject to the FDA's OTC drug review process can generally be introduced without FDA preapproval and thus can generate revenues sooner than prescription products. The Company believes that OTC products using its OraSolv delivery system can establish distinct brand identities among otherwise largely undifferentiated OTC products, particularly in the large but competitive cough/cold/flu, allergy and sinus, and analgesic markets.

    - PURSUE OPPORTUNITIES IN OTC SWITCH PRODUCTS. The Company intends to develop OraSolv products for drugs that are being switched from the prescription to the OTC market. The Company believes that as prescription products are switched into the OTC market, pharmaceutical companies will seek methods for product differentiation. The Company believes that the OraSolv delivery system offers significant differentiation potential for these products. The Company's initial focus in this area is in the gastric relief market, where opportunities have been created by the recent FDA approval of the switch to OTC of three significant anti-ulcer drugs, Zantac 75, Pepcid AC and Tagamet HB, and expiration of the patent on Tagamet.

    - DEVELOP SELECTED PRESCRIPTION DRUG APPLICATIONS.The Company is investigating the development of OraSolv pediatric antibiotic products and expects in the future to develop certain other prescription drug applications. Qualitative market research studies (focus groups) with pediatricians conducted by the Company have demonstrated a strong interest by this group in utilizing OraSolv technology to improve compliance among children taking antibiotic products. Other potential OraSolv prescription applications include anti-nauseants, psychotherapeutics and cancer therapy drugs. OraSolv products may offer improved taste acceptance and improved compliance with respect to these drugs. They may also offer benefits where patients have difficulty swallowing tablets or ingesting liquids.

    - DEVELOP PROPRIETARY TECHNOLOGIES. The Company intends to continue to develop proprietary technology and obtain patents thereon. To date, the Company has five U.S. and two Australian patents and nine patent applications. The Company believes that patented products and technologies provide attractive marketing features for use by its corporate partners.

    - RETAIN MANUFACTURING RIGHTS. The Company intends to continue to develop OraSolv formulations of oral therapeutics for its collaborators, to manufacture commercial quantities of these products in its facility in Eden Prairie, and to rely on its collaborators to market and sell the OraSolv formulations. The Company believes this strategy enables it to better and more effectively manage increasing manufacturing volumes, control quality of the products it manufactures and manufacture in small or varying batch sizes, each of which provide it with a competitive business advantage.

    - RETAIN OWNERSHIP OF PRODUCTS DEVELOPED IN COLLABORATIONS. The Company has retained and intends to continue to retain ownership of the OraSolv formulations developed for its collaborators. The

      Company believes this practice will provide it with the flexibility of entering into collaborations with other potential partners should the initial partner decide not to pursue the commercialization of a particular OraSolv product.

TARGET MARKETS

    KEY OTC MARKETS

    OTC COUGH/COLD/FLU, ALLERGY AND SINUS. This large market is generally segmented into cough/cold/flu, allergy, and sinus categories with approximately 77% of U.S. sales in terms of dollars in cough/cold/flu products, and 12% and 11% each in the allergy and sinus categories, respectively, in 1993. Approximately 61% of sales in this market are of products using tablet, capsule and lozenge dosage forms while the remaining 39% of sales are of products using liquid dosage forms. This market is highly competitive. The cough/cold/flu category is seasonal and is characterized by frequent new product entries as companies attempt to gain market share through product differentiation. The Company has entered into an agreement with a multinational pharmaceutical company to develop a series of products for this market. See "-- Agreements With Corporate Partners." The Company is also pursuing other development opportunities in this market.


    OTC ANALGESICS. This market consists of the following market segments: acetaminophen, which represented approximately 48% of U.S. dollar sales in this market in 1993; ibuprofen, which represented approximately 30% of such sales; aspirin, which represented approximately 22% of such sales. New Rx-to-OTC switch products (e.g., ketoprofen and naproxen sodium), have recently entered this market and are expected to achieve significant growth. The Company's initial focus in this market is on acetaminophen, the dominant segment, and the fast-growing segments of the Rx-to-OTC products, as well as on analgesic combinations. The Company is pursuing several development opportunities in this market.


    GASTRIC RELIEF. The Company believes that the gastric relief market for OTC products will grow as the patents on certain anti-ulcer prescription drugs expire. For example, the patent on a significant anti-ulcer prescription drug recently expired. Generic versions of this drug are being introduced into the prescription market and also switched into the OTC market. These generic versions may be considered therapeutically equivalent to other patented, anti-ulcer prescription drugs. The Company believes that OraSolv is an attractive dosage form for the gastric relief market because it could provide taste masking for anti-ulcer drugs, which tend to have a disagreeable taste.

    PRESCRIPTION DRUG MARKET

    The Company is investigating the development of OraSolv pediatric antibiotic products and expects in the future to develop OraSolv products for prescription drug applications, including products for which Abbreviated New Drug Applications may be filed for special niche branded use. Certain antibiotics must be manufactured at a separate facility from other pharmaceuticals, which may impede the development of such products. Other potential OraSolv prescription applications include anti-nauseants, psychotherapeutics and cancer therapy drugs. The Company also believes that additional prescription opportunities exist in the analgesic, anti-inflammatory and cough/cold/flu, allergy and sinus markets.

    PEDIATRIC VITAMINS

    The Company has in the past developed and may in the future develop OraSolv products for the pediatric vitamin market. The Company has focused on the pediatric vitamin market rather than on the larger adult vitamin market because the Company believes that OraSolv's improved taste acceptance and ease of administration can offer greater compliance in the pediatric market, where compliance with a regular dosage regimen can be difficult to achieve.

AGREEMENTS WITH CORPORATE PARTNERS

    The Company's business development efforts are focused on entering into development, licensing and manufacturing agreements with pharmaceutical and other healthcare companies. Under these agreements, the corporate partner will be responsible for marketing the Company's products either worldwide, or in specified markets or territories. The collaborative arrangements typically begin with a research and development phase which, if successful, may be followed by a development and license option agreement for development of product prototypes and then license and manufacturing agreements for commercialization of such products. Alternatively, the Company may develop product prototypes internally and enter directly into a development, manufacturing or license agreement for commercialization of those products.

    The Company's future ability to generate revenue is dependent upon the Company's ability to enter into collaborative arrangements with pharmaceutical and other corporate partners to develop products that meet the requirements of its corporate partners and upon the marketing efforts of these corporate partners. The Company believes these partners will have an economic motivation to market the Company's products; however, the amount and timing of resources to be devoted to marketing are not within the control of the Company. These partners independently could make material marketing and other commercialization decisions which could adversely affect the Company's future revenues. Failure of these partners to market the Company's products successfully would have a material adverse effect on the Company's financial condition and results of operations. Moreover, certain of the Company's OTC products are seasonal in nature and the Company's revenues could vary materially from one financial period to another depending on which of such products, if any, are then being marketed. In an attempt to alleviate such risk, the Company is focused on developing for its partners a mix of OTC and prescription products. There can be no assurance that the Company will be able to enter into additional collaborative arrangements in the future or that any current or future collaborative arrangements will result in successful product commercialization. To the extent that agreements with corporate partners cover products to be sold internationally, such sales could be adversely affected by governmental, political and economic conditions in other countries, including tariff regulations, taxes, import quotas and other factors.

    The   table  below  summarizes  certain  elements  of  the  Company's  major collaborative arrangements, including partners, market segments, types of agreements and CIMA technology.


          PARTNER                  MARKET SEGMENT              TYPE OF AGREEMENT             CIMA TECHNOLOGY
- ---------------------------  ---------------------------  ---------------------------  ---------------------------
Glaxo Wellcome plc                 Gastric Relief           License and Development              OraSolv
                                    (Rx and OTC)                   Agreement

SmithKline Beecham plc                   (1)                   License Agreement                 OraSolv

SmithKline Beecham plc/            Analgesics and           Option and Development               OraSolv
Sterling Winthrop, Inc.(2)         Cough/Cold/Flu                  Agreement

(1)                                      (1)                 Full-Scale Stability,               OraSolv
                                                           Manufacturing and Testing

(1)                                      (1)                Development and License              OraSolv
                                                               Option Agreement

(1)                                      (1)                 Development Agreement               OraSolv

Merck & Co., Inc.                  Gastric Relief             License and Supply               AutoLution
                                                                   Agreement


- ------------
(1) Further information is confidential as disclosure of the partner company or product category may force the collaborative partner to alter its marketing plans, which could have a material adverse effect on the eventual marketing of the product.


(2) As a result of corporate restructuring due to the sale of Sterling's OTC business to SmithKline Beecham, SmithKline Beecham assumed most of Sterling's rights under this agreement, and certain rights with respect to the U.S. and Canada reverted to the Company. See "-- Agreements With Corporate Partners -- SmithKline Beecham Option and Development Agreement."


     GLAXO AGREEMENT

    The Company has entered into a License and Development Agreement with Glaxo (the "Glaxo Agreement") to produce an OraSolv version of Zantac to be marketed exclusively by Glaxo in the U.S. and internationally, for both the OTC and prescription markets. In late 1995, the FDA approved the switch to OTC of a version of Zantac for heartburn indications (Zantac 75). Pursuant to the Glaxo Agreement, the Company will receive certain fees to develop product prototypes and all development costs will be borne by Glaxo. The Company will also receive payments upon completion of certain milestones. Glaxo will pay specified royalties to the Company on net sales of the products. The Glaxo Agreement provides that the

Company retains the right to manufacture certain minimum quantities of the OraSolv products for the first five years following the first commercial sale of the products. At any time during the term of the Glaxo Agreement, however, Glaxo may terminate the Company's manufacturing rights for specified reasons. Termination of the Company's manufacturing rights or of the Glaxo Agreement could have a material adverse effect on the Company's business. Timing of product introductions under the Glaxo Agreement is within the control of Glaxo, and the Company estimates that products developed under the Glaxo Agreement will be introduced no earlier than the second half of 1998.

    SMITHKLINE BEECHAM LICENSE AGREEMENT

    The Company entered into a License Agreement with SmithKline Beecham in April 1996. The License Agreement grants SmithKline Beecham exclusive marketing rights for certain specific OraSolv OTC products. SmithKline Beecham will have the right to market such products throughout the world, except in the U.S. and Canada. Under the License Agreement, the Company will receive a license fee which is refundable under certain circumstances, and is also entitled to receive certain milestone payments upon the occurrence of specified events. The Company will also receive royalties on net sales of the products by SmithKline Beecham. SmithKline Beecham has a unilateral right to terminate the License Agreement for any reason upon written notice to the Company within specified time periods. The License Agreement also contemplates that the parties will negotiate and enter into a manufacturing and supply agreement pursuant to which the Company would manufacture and supply SmithKline Beecham with its requirements of the products. There can be no assurance, however, that such an agreement will be reached or, if reached, that such supply relationship will be profitable to the Company. If the parties are unable to agree upon such manufacture and supply terms, then SmithKline Beecham may elect to have such products manufactured by either SmithKline Beecham or a third party manufacturer approved by the Company.


    SMITHKLINE BEECHAM OPTION AND DEVELOPMENT AGREEMENT



    The Company entered into an Option and Development Agreement with Sterling Winthrop, Inc. ("Sterling") in May 1994. Subsequently, Sterling's worldwide OTC business was purchased by SmithKline Beecham, which assumed Sterling's development and license option rights to all 15 products under the agreement for markets outside the U.S. and Canada, but relinquished rights to five of the products for sales in the U.S. and Canada. The agreement provides that the Company will develop a series of analgesic and cough/cold/flu, allergy and sinus OraSolv products. The Company will receive certain fees to develop a number of different product prototypes for SmithKline Beecham's evaluation and will grant to SmithKline Beecham, upon payment of additional specified fees, options to enter into license agreements for the marketing of any of the products developed. While this agreement describes the basic terms to be contained in any license agreement subsequently entered into between the Company and SmithKline Beecham, SmithKline Beecham is not obligated to enter into any definitive license agreement with the Company and generally has the right to abandon a product at any time for any reason without significant penalty, or to terminate the agreement entirely. If the Company does not enter into a definitive license agreement with SmithKline Beecham within a specified time period, the Company retains the right to seek an alternative corporate partner for the products being developed, although there can be no assurance that the Company could locate a suitable alternative corporate partner. A decision by SmithKline Beecham to abandon one or more products, once licensed, could materially adversely affect the Company's financial condition and results of operations.


    The agreement with SmithKline Beecham specifies certain products for which any license granted would be co-exclusive, permitting the Company to enter into another collaborative arrangement with a different corporate partner with respect to each such product. As to the other products to be developed, the license granted to SmithKline Beecham would be exclusive. The agreement provides that if any definitive license agreement is entered into, the Company would receive certain license fees and a royalty on net sales of each of the products subject to the license agreement. While the SmithKline Beecham agreement does not specify the terms of any manufacture and supply agreement, the Company intends to negotiate to retain the right to manufacture the licensed products in connection with any definitive license agreement entered into with SmithKline Beecham. There can be no assurance that the Company will retain manufacturing rights or that any such rights retained will be profitable for the Company. The failure by the Company to retain manufacturing rights could have a material adverse effect on the Company's profitability.

    OTHER ORASOLV AGREEMENTS

    In the first quarter of 1996, the Company entered into three additional agreements with three undisclosed multinational pharmaceutical companies for development or manufacture of OraSolv products. Because the marketplace for pharmaceutical products is highly competitive, disclosure of the potential partner and market category or product may result in the prior implementation of competitive strategies which would be damaging or destructive to the marketing plans of the potential partner. That activity could result in the loss of brand equity and the nonrecovery of substantial advertising and promotional costs. Accordingly, at the present time both the identities of the other companies and the nature of the products involved remain confidential.

    One of these agreements, a full-scale stability, manufacturing and testing agreement, provides for the Company to conduct stability manufacturing and testing of an OraSolv formulation of a certain class of pharmaceutical products. The agreement provides for the partner to pay the Company certain fees and provides the partner an exclusive negotiation period for additional rights with respect to the specific class of pharmaceutical products being evaluated by the partner.

    Under the other two confidential agreements, the Company is developing prototypes of products formulated with the OraSolv technology for that partner's evaluation. In exchange, the partner will make certain payments to CIMA. The agreements also provide for an exclusive negotiation period for additional rights with respect to the product.

    There can be no assurance that the potential partners under any of these confidential agreements will perform as anticipated, or that any of these confidential agreements will result in the commercialization of products. In addition, each of these three confidential agreements permit the respective potential partner to terminate the agreement at any time.

    MERCK AGREEMENT

    The Company has a license agreement and supply agreement with Merck under which the Company has developed an AutoLution (liquid effervescent) form of Pepcid AC, the OTC version of Pepcid, Merck's anti-ulcer product. The license agreement provides that the Company will receive a royalty on net sales of the product, which Merck plans to sell in Europe. Merck may terminate the license agreement upon 90 days' written notice for any reason.

PATENTS AND PROPRIETARY RIGHTS

    The Company actively seeks, when appropriate, protection for its products and proprietary information by means of U.S. and foreign patents, trademarks and contractual arrangements. In addition, the Company relies upon trade secrets and contractual arrangements to protect certain of its proprietary information and products. The Company holds five U.S. patents. The most significant U.S. patent issued to the Company covers the taste-masking, microencapsulation and quick-dissolving excipient technology incorporated in the OraSolv products. The OraSolv patent and two others were issued in 1993 and expire in 2010, the fourth patent was issued in 1995 and expires in 2012 and the fifth patent was issued in 1996 and expires in 2013. Two of the issued U.S. patents relate to the production of compressed effervescent and non-effervescent tablets using a particular lubricant developed by the Company. Another patent relates to an effervescent pediatric vitamin and mineral supplement. The fifth patent relates to the formulation of a base coated acid effervescent mixture manufactured by a controlled acid-base reaction. The obtained mixture can be used in the formulation of acid sensitive compounds with OraSolv technology or other effervescent-based products.

    The Company holds two patents in Australia, which issued in 1990. The Company also has a total of nine U.S. and foreign patent applications, including two European Patent Office filings.

    The Company's success will depend in part on its ability to obtain and maintain patent protection for its products and preserve its trade secrets. No assurance can be given, however, that the Company's patent applications will be approved or that any issued patents will provide competitive advantages for its products or will not be challenged or circumvented by competitors.


    The ability to commercialize the Company's products will depend on not infringing the patents of others. Although the Company is not aware of any claim of patent infringement against it, the Company has entered into a licensing agreement with Beecham Group plc ("Beecham") to avoid the possibility of litigation. Under the license, the Company has a non-exclusive, worldwide license to make, have made, use and sell products covered by a particular U.S. patent issued to Beecham and corresponding rights in other countries (the "Beecham Patent Rights"), which may cover certain OraSolv products. Under the terms of the license, the Company is required to pay a royalty of 2% of amounts received by the Company in respect of OraSolv products. The license extends for the life of the Beecham Patent Rights and is terminable upon default by either party.


    Whether or not the outcome of any litigation concerning patents and proprietary technologies is favorable to the Company, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company.

    Much of the Company's technology is dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect rights to its proprietary know-how and technology, Company policy requires all employees and consultants to execute confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while devoted to Company activities. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. In addition, it is possible others may infringe the patent rights of the Company.

    The Company may desire or be required to obtain licenses from others with respect to materials used in the Company's products or manufacturing processes, including drug coating techniques. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable.

MANUFACTURING

    A key component of the Company's strategy is to be the primary manufacturer of OraSolv products. Advantages of this strategy include the control of the technology, the ability to quickly increase production, and to refine the production process as necessary to rapidly and successfully bring OraSolv products to market. Although the OraSolv process uses standard pharmaceutical production equipment, certain modifications were required to meet the specific needs of OraSolv products, including the need for producing softer tablets, special protective packaging and dehumidification. During the refining process and the process validation runs, the Company identified the key product quality issues, which the Company has now built into the product specifications. The Company believes that this manufacturing experience gives it an advantage over its competitors. The Company believes that its ability to manufacture OraSolv products provides economies of scale, therefore making the Company more attractive to its partners by allowing them access to smaller volume line extensions without making significant capital investments.

    The Company's OraSolv production facility is located in Eden Prairie, Minnesota, which also houses the Company's corporate headquarters. The Company began occupying and making leasehold improvements to the new facility in late June 1994 and the facility was completed in December 1994. See "-- Properties." Initially, the Company will operate one production line at this facility which it believes will be capable of producing 400 million tablets a year. The facility is designed to be expandable to six production lines to achieve a maximum capacity of 2.4 billion tablets a year. The production equipment consists of an integrated blending, tableting and packaging operation. The configuration of the production flow layout and this equipment has been designed by Company personnel and the Company's consultants. Most of the equipment consists of components commonly used in pharmaceutical manufacturing. Modern technology for environmental control is utilized. The equipment was selected for ease of operation, cleaning and changeover and cost effectiveness. The production line is capable of packaging a variety of package designs with rapid conversion between sizes.

    During 1995, the facility was validated, registered with the FDA and licensed by the State of Minnesota. Numerous site audits by major pharmaceutical companies have also successfully occurred. After the completion of equipment validation, CIMA successfully conducted full scale-up runs of the production line. To date, over 50 production batches have been manufactured using the OraSolv production equipment.

    The OraSolv production process begins with the purchase of the pharmaceutical ingredients to be used in manufacturing the products. The active drug ingredients may be shipped to coating materials suppliers where appropriate coating materials are applied to microencapsulate the ingredients. In some cases, the Company purchases the microencapsulated active ingredient from a supplier. These coating materials suppliers are subject to extensive government regulation, including current Good Manufacturing Practice regulations ("cGMP") promulgated by the FDA. After coating, the active drug ingredients are sent to the Company where they are tested again by CIMA's Analytical Quality Control group and released to the production department. The active and inactive drug ingredients that have been quality control released are further processed and pressed into OraSolv tablets. The tablets are immediately transferred into blister-foil packages and packed in cartons in a high-speed, continuous operation. The pharmaceutical ingredients and other supplies to be used in manufacturing OraSolv products are standard pharmaceutical products available from numerous suppliers. Most coating materials are also available from numerous suppliers. In some instances, however, certain coating materials or techniques may be available only from a single supplier. If any such coating materials or techniques were to become unavailable, the Company believes that satisfactory alternative materials or techniques could be substituted. However, there can be no assurance that the Company's manufacturing operations would not be disrupted. Any such disruption could have an adverse effect on the Company's business and could possibly damage relations with its corporate partners.

    By producing  many full-scale  trial batches,  the Company  believes it  has identified and minimized potential problems that could affect product manufacturing in commercial quantities. There can be no assurance, however, that manufacturing and control problems will not arise as the Company begins manufacturing at commercial scale. If manufacturing or control problems arise and are not corrected for any reason, the Company's business could be materially adversely affected.

MARKETING

    The Company's marketing strategy is to rely on its corporate partners for the marketing and sale of its products. The Company believes this strategy will enable it to respond quickly to market demands, while avoiding the effort and expense associated with the establishment of an end-user marketing capability. The Company's internal marketing department has focused on promoting the benefits of OraSolv to its corporate pharmaceutical partners and with conducting consumer surveys and physician research of various OraSolv formulations. Currently, the Company has entered into corporate collaborations with Glaxo, Merck and SmithKline Beecham, and with three other major pharmaceutical companies.

RESEARCH AND DEVELOPMENT

    The research and development ("R&D") department at CIMA is primarily focused on the development of oral dosage forms based on CIMA proprietary technologies. These efforts are conducted to support the CIMA strategic and business goals. The Company's R&D department is devoted to the development of drug delivery technologies and dosage forms for pharmaceutical applications. The key goals for the R&D team are: develop innovative drug delivery systems that fulfill the pharmaceutical partners' needs and meet the strategy of the Company; develop, expand and support systems required to fulfill cGMP production at commercial levels necessary to meet the requirements of major pharmaceutical companies; recruit and train high quality technical and scientific personnel; and support the Company's intellectual property process.

    The R&D department includes scientists recruited from the research and development groups of major U.S. pharmaceutical companies. Currently R&D personnel and support systems and facilities are organized in a way to effectively develop formulations from bench scale through full scale/commercial size. Such development is carried out at the R&D facilities in Brooklyn Park, Minnesota and in the full scale manufacturing facility in Eden Prairie, Minnesota. The Company believes that its R&D facilities are in compliance with cGMP. In both facilities, small cGMP batches are manufactured, packaged and released to support initial studies in humans, including both consumer studies for OTC products and clinical studies for prescription products.

    During the three years ended December 31, 1995, CIMA's total expenditures for research and development were $1,856,900, $3,548,900 and $6,504,500, respectively, of which amounts research and development fees from the Company's collaborative partners were $271,800, $452,900 and $496,600, respectively.

COMPETITION

    Competition in the areas of pharmaceutical products and drug delivery systems is intense. The Company's primary competitors in the business of developing and applying drug delivery systems include companies which have substantially greater financial, technological, marketing, personnel and research and development resources than the Company. The Company's products will compete not only with products employing advanced drug delivery systems but also with products employing conventional dosage forms. New drugs or future developments in alternative drug delivery technologies may provide therapeutic or cost advantages over the Company's potential products. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete.

    Among the technologies expected to provide competition for the Company's OraSolv technology is the Zydis technology developed by R.P. Scherer Corporation ("Scherer") and the Shearform Matrix technology developed by Fuisz Technologies, Ltd. ("Fuisz"). The Zydis technology is a fast-dissolving oral drug delivery system based on a freeze-dried gelatin tablet. The Shearform Matrix technology has application to two tablet formats, one of which involves waterless, fast dissolving oral delivery which Fuisz calls "FlashDose."

    The principal competitive factors in the market for rapid dissolving tablet technologies are compatibility with taste-masking techniques, dosage capacity, drug compatibility, cost and ease of manufacture and required capital investment for manufacturing. The Company believes that its rapid dissolving tablet technology competes favorably with respect to these factors. However, both Scherer and Fuisz have been successful in licensing their technologies to a number of pharmaceutical companies. The Company also believes that certain pharmaceutical companies may be developing other rapid dissolving tablet technologies which might be competitive with the Company's technology.

GOVERNMENT REGULATION

    All pharmaceutical manufacturers are subject to extensive regulation of their activities, including research and development and production and marketing, by numerous governmental authorities in the U.S. and other countries. In the U.S., pharmaceutical products are subject to rigorous regulation by the FDA. The federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, labeling, advertising and promotion, and marketing and distribution of pharmaceutical products. If a company fails to comply with applicable requirements, it may be subject to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution of the company, its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending premarket approval applications or supplements to approved applications.

    In general, FDA approval is required before a new drug product may be marketed in the U.S. However, most OTC drug products are exempt from the FDA's premarketing approval requirements. In 1972, the FDA instituted the ongoing OTC Drug Review in order to evaluate the safety and effectiveness of all OTC drugs then on the market. Through the OTC Drug Review process, the FDA issues monographs that set forth the specific active ingredients, dosages, indications, and labeling statements for OTC drugs that the

FDA will consider generally recognized as safe and effective and therefore not subject to premarket approval. For certain categories of OTC drug products not yet subject to a final monograph, the FDA usually will not take regulatory action against such a product unless failure to do so poses a potential health hazard to consumers. The Company initially intends to emphasize OTC drug products that generally do not require FDA approval. Products subject to final monographs, however, are subject to various FDA regulations such as those outlining cGMP requirements, general and specific OTC labeling requirements (including warning statements), the restriction against advertising for conditions other than those stated in product labeling, and the requirement that OTC drugs contain only suitable inactive ingredients. OTC products and manufacturing facilities are subject to FDA inspection, and failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties.

    Future marketing of products not formulated in compliance with final OTC drug monographs typically will require a formal submission to the FDA, such as an Abbreviated New Drug Application ("ANDA"), New Drug Application ("NDA") or Supplement to existing New Drug Application ("SNDA"), and ultimate approval by the FDA. This application and approval process can be expensive and time consuming, typically taking from six months to several years to complete. Further, there can be no assurance that approvals can be obtained, or that any such approvals will be on the terms or have the scope necessary for successful commercialization of these products. The Company expects that any required FDA approvals in connection with the introduction of new, non-monographed products, such as an OraSolv version of Zantac, would be sought by the Company's corporate partners. Marketing of such products could be delayed or prevented because of this process. Even after an ANDA, NDA or SNDA has been approved, existing FDA procedures may delay initial product shipment. Delays caused by the FDA approval process may materially reduce the period during which there is an exclusive right to exploit patented products or technologies. Even if any required FDA approval has been obtained with respect to a product, foreign regulatory approval of a product must be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may result in delays in or ultimately prevent marketing. The Company expects to rely on its pharmaceutical company partners to obtain any necessary government approvals in foreign countries.

    Prescription drug products with proven safety and efficacy profiles may be "switched" to OTC status through the submission to and approval by the FDA of an NDA. The information and data required to support a switch application vary with individual drugs. In some cases, the manufacturer may be required to conduct clinical investigations or other scientific studies to assess the safety and effectiveness of the drug for OTC use. In evaluating an OTC switch, the FDA considers whether the drug product is safe for use by consumers without the supervision of an appropriate licensed healthcare professional. As prescription drug products are switched to the OTC market, pharmaceutical companies face the same challenges to establish brand identification and product differentiation as they face with current OTC drug products. Although switched products in certain cases may be eligible for a three-year period of market exclusivity (during which time the FDA will not consider any ANDAs for the same drug), the Company believes that its OraSolv drug delivery system can help its corporate partners differentiate their products during any exclusivity period and maintain a competitive advantage thereafter.

    If a generic version of a drug already approved under an NDA and no longer subject to any FDA marketing exclusivity, is bioequivalent to the approved product, preparation and submission of an ANDA will be the most time and cost-effective approach to the FDA premarket approval. The methodology for establishing bioequivalence through in vitro or in vivo methods is viewed to be straightforward. Because CIMA's taste-masking systems are used in immediate release dosage forms, this approach is generally the most expeditious.

    Certain drugs may raise distinctive issues, such as a need for a unique approach to proving bioequivalence. In those cases, premarket approval under section 505(b)(2) of the Food, Drug, and Cosmetic Act would be more appropriate.
Section 505(b)(2) allows the FDA to approve an NDA using shortened procedures, usually for drugs that have proven safety profiles because of their marketplace performance among a large population group. In a 505(b)(2) application, a company may rely on clinical investigations conducted by others to which it does not hold a right of reference. In general, a 505(b)(2) application is supported by two or three clinical studies among the target population group designed to verify the safety and efficacy of the drug product in that population using the target dose and dose sequence. The cost of this approach, which is generally used when a new delivery system or indication is added to an existing drug product, is typically much less that a standard NDA.

    Each domestic drug product manufacturing facility must be registered with the FDA. Each manufacturer must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Domestic manufacturing facilities are also subject to at least biannual inspection by the FDA for compliance with cGMP regulations. Compliance with cGMP is required at all times during the manufacture and processing of drug products. CIMA's existing manufacturing facilities have been inspected periodically by the FDA. While the Company's new OraSolv manufacturing facility is required to be registered with the FDA and to comply with cGMP regulations at all times, FDA approval will not be required prior to commencement of manufacturing of OTC drug products. An FDA inspection of the premises once manufacturing has been initiated is very likely. Even though the Company has worked diligently to assure compliance with FDA regulations and has been audited by the quality control/compliance groups of several of its current and potential corporate partners, there can be no guarantee that FDA inspections will proceed without any compliance issues requiring the expenditure of money and resources to resolve. The Company's facilities have been inspected by and the Company has received a license from the Minnesota Board of Pharmacy to manufacture drug products in its facilities.

    The Company is also subject to regulation under various federal and state laws regarding, among other things, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. In connection with its research and development activities and its manufacturing, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. The Company believes that it has complied with these laws and regulations in all material respects and it has not been required to take any action to correct any material noncompliance. The Company does not currently anticipate that any material capital expenditures will be required in order to comply with federal, state and local environmental laws or that compliance with such laws will have a material effect on the earnings or competitive position of the Company. The Company is unable to predict, however, the impact on the Company's business of any changes in such environmental laws or of any new laws or regulations that may be imposed in the future and there can be no assurance that the Company will not be required to incur significant compliance costs or be held liable for damages resulting from violations of these laws and regulations. The Company has manufactured an herbicide product for a large chemical company involving certain hazardous materials and chemicals. The herbicide product was manufactured in a separate facility from the Eden Prairie facility. The Company believes that its safety procedures for handling and disposing of such materials and chemicals complied with the requirements of federal and state law.

PROPERTIES

    The Company has leased a 75,000 square foot facility in Eden Prairie, Minnesota, a suburb of Minneapolis, which houses its corporate headquarters and has been prepared for use as an OraSolv production facility. This lease has an initial term of ten years with minimum annual base rent payments (exclusive of real estate taxes and maintenance fees) of approximately $337,500 through the third year, $375,000 for years four through seven and $412,500 for years eight through ten of the lease. The Company has the option to extend the lease term for an additional seventy months with a minimum annual base rent payment (exclusive of real estate taxes and maintenance fees) of approximately $450,000.

    In addition to its new OraSolv production facility, the Company also leases 32,000 square feet located in an industrial park in Brooklyn Park, Minnesota. The Brooklyn Park facility contains offices as well as research and development and certain other pilot development and manufacturing operations. The lease for this facility expires in September 1998 and is renewable for an additional three-year period and two five-year periods. The Company currently pays approximately $144,600 in annual base rent (exclusive of real estate taxes and maintenance fees) under this lease. The Company's non-OraSolv manufacturing operations, including AutoLution, are located in the Brooklyn Park facility. The Company believes that its facilities are adequate for its current and anticipated future operations and that any necessary lease renewals or additional leased space could be obtained on commercially reasonable terms.

EMPLOYEES

    On March 31, 1996, the Company had 49 full-time employees, of whom 12 were engaged in research and development (including 5 with Ph.D.s), 17 in manufacturing, 7 in compliance, 3 in quality control and 10 in administration, business development, finance and human resources. Most of the Company's scientific and engineering employees have had prior experience with pharmaceutical or medical products companies. No employee is represented by a union, and the Company has never experienced a work stoppage. The Company believes its employee relations are good.

    The success of the Company and of its business strategy is dependent in large part on the ability of the Company to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing offers. In particular, the Company's success will depend, in part, on its ability to attract and retain the services of its executive officers and scientific and technical personnel. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the Company. The Company currently has no full-time chief financial officer, but is actively recruiting to fill this position.

LIABILITY INSURANCE

    The Company's business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse impact on the Company. The Company currently has general liability insurance and product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 on an annual aggregate basis. The Company's insurance policies provide coverage on a claims made basis and are subject to annual renewal. There can be no assurance, however, that the Company will be able to maintain such insurance on acceptable terms or that the Company will be able to secure increased coverage as the commercialization of its products proceeds or that any insurance will provide adequate protection against potential liabilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the directors and executive officers of the Company is set forth below:

NAME                                      AGE      POSITION
- ------------------------------------      ---      ---------------------------------------------------------------------
John M. Siebert, Ph.D...............          56   President, Chief Executive Officer, Chief Financial Officer and
                                                     Director
Robert Z. Arnold....................          46   Senior Vice President, Business Development
Brian M. Jones......................          43   Senior Vice President, Operations
Rafael E. Sarabia, Ph.D.............          49   Vice President, Research and Development
Terrence W. Glarner(1)..............          52   Chairman of the Board
David B. Musket(2)..................          37   Director
Steven B. Ratoff(2).................          53   Director
Joseph R. Robinson, Ph.D............          57   Director
Jerry A. Weisbach, Ph.D.(1)(2)......          62   Director

- ---------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JOHN M. SIEBERT, PH.D., has been the President of the Company since July 1995, Chief Executive Officer of the Company since September 1995, Chief Financial Officer of the Company since April 1996 and a director of the Company since May 1992. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a pharmaceutical company. From 1988 to 1992, Dr. Siebert worked at Miles, Inc. Dr. Siebert has also been employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co. and The Procter & Gamble Company.

    ROBERT Z. ARNOLD has served as Senior Vice President, Business Development since January 1994 and as Vice President of Business Development since July 1989. He is currently responsible for strategic planning, marketing and corporate partnering. Mr. Arnold has played a significant role in signing partnering agreements with five pharmaceutical companies for OraSolv products. Prior to joining CIMA, Mr. Arnold held various marketing, acquisition, ventures and management positions at The Pillsbury Company.

    BRIAN M. JONES has served as Senior Vice President, Operations since joining CIMA in February 1994. His responsibilities include both contract and OraSolv manufacturing. Mr. Jones oversaw the buildout of CIMA's manufacturing facility and corporate headquarters in Eden Prairie. From 1990 to 1994, Mr. Jones worked for International Medication Systems, Ltd. as Vice President, Pharmaceutical Manufacturing responsible for all aseptic filling and packaging. Prior to that time, he was employed at Kendall McGaw Pharmaceuticals and The Procter & Gamble Company.

    RAFAEL E. SARABIA, PH.D., has served as Vice President, Research and Development since January 1994. He joined the Company as Senior Director of Product Development in July 1993. From 1989 to July 1993, Dr. Sarabia was Group Leader/Scientist for Product Development at Marion Merrell Dow, Inc. where he was responsible for development of dosage forms including immediate and sustained release formulations. Dr. Sarabia was actively involved in the development process and regulatory approval for products such as Pentasa, Rifater and Carafate Suspension.

    TERRENCE W. GLARNER has been a director of the Company since July 1990 and has served as the Chairman of the Board since April 1995. Mr. Glarner has been President of West Concord Ventures, Inc. since February 1993. He also consults with Norwest Venture Capital. Mr. Glarner was President of North Star Ventures, Inc. from 1988 to February 1993 and held various other positions there since 1976. Mr. Glarner is a Chartered Financial Analyst. He serves as a director of Aetrium Incorporated, Datakey, Inc. and FSI International, Inc., as well as of several privately-held corporations.

    DAVID B. MUSKET has been a director of the Company since May 1992. Since September 1991, Mr. Musket has been the President of Musket Research Associates, Inc., an investment banking firm that specializes in financing small capitalization healthcare companies. From May 1989 to August 1991, he was employed by EGS Partners and prior to that time by Goldman Sachs & Co. Mr. Musket also has been President of DBM Corporate Consulting Group since 1991, and is the Managing Director of ProMed Asset Management LLC and ProMed Management LLC, each of which he recently formed. Mr. Musket is a director of Cardiometrics, Inc.

    STEVEN  B. RATOFF has been  a director of the  Company since March 1995. Mr.
Ratoff has been Executive Vice President and Chief Financial Officer of Brown-Forman Corporation since December 1994. From February 1992 to November 1994, Mr. Ratoff was a private investor in a number of small privately-held companies. Mr. Ratoff was Senior Vice President and Chief Financial Officer of the Pharmaceutical Group of Bristol-Myers Squibb Company from January 1990 to January 1992 and held various other positions at Bristol-Myers Squibb Company since 1975.


    JOSEPH R. ROBINSON, PH.D., has been a director of the Company since January 1993. Dr. Robinson is Professor of Pharmacy, University of Wisconsin at Madison, and has been employed in such capacity since 1966. Dr. Robinson is the past President of the Controlled Release Society and of the American Association of Pharmaceutical Scientists. He serves on the scientific advisory boards of several companies.


    JERRY A. WEISBACH, PH.D., has been a director of the Company since January 1993. From 1988 to 1994, Dr. Weisbach served as the Director of Technology Transfer and Adjunct Professor at Rockefeller University, and from 1994 to 1996 served as a consultant to Rockefeller University. Prior to that time, Dr. Weisbach was a Vice President of Warner-Lambert Company and the President of its Pharmaceutical Research Division, and also held positions at SmithKline French Laboratories. In addition, Dr. Weisbach serves as a director of Hybridon Inc., Neose Technologies, Inc. and Xenometrix, Inc. and consults for and serves on the clinical advisory board and the scientific advisory board of several other companies.

    The Board has an Audit Committee which consists of Messrs. Ratoff and Musket and Dr. Weisbach. The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent auditors as well as the Company's accounting principles and its system of internal controls, and reports the results of these reviews to management and the Board. The Audit Committee also meets with the Company's independent auditors at least once annually to review the results of the annual audit and discusses the financial statements, recommends to the Board the independent auditors to be retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.

    The Compensation Committee (i) determines the amount of compensation for the Chief Executive Officer and President of the Company, (ii) reviews recommendations of the Chief Executive Officer concerning compensation for the other executive officers and incentive compensation, including stock options, for the other employees of the Company, subject to ratification by the Board and
(iii) otherwise administers the Company's stock option plans. The Compensation Committee is currently composed of two non-employee directors: Mr. Glarner and Dr. Weisbach. Prior to July 1, 1995, when Dr. Siebert became an executive officer of the Company, Dr. Siebert also served on the Compensation Committee.

    Directors are elected annually and its members hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier removal or resignation. Executive officers are elected by the Board. There are no family relationships among any of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

    Each non-employee director of the Company is entitled to receive an annual fee of $5,000, payable quarterly, a per meeting fee of $2,500 for each meeting (including telephonic meetings) of the Board attended by such non-employee director and a per meeting fee of $1,250 for each meeting of (i) a committee of the Board not held in connection with a regular Board meeting or (ii) an operating committee of the Company, in each case attended by such non-employee director; provided, however, that the aggregate amount of fees paid shall not exceed $20,000 (excluding expense reimbursement) per director per year. In the fiscal year ended December 31, 1995, the total compensation paid to non-employee directors was $62,500. The members of the Board are also eligible for reimbursement for their reasonable expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Messrs. Glarner and Musket are currently voluntarily foregoing the payment of any fees.

    Each non-employee director of the Company also receives stock option grants under the 1994 Directors' Stock Option Plan (the "Directors' Plan"). Only directors of the Company who are not employees of the Company or a subsidiary of the Company are eligible to receive grants of options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Option grants under the Directors' Plan are non-discretionary. On the first business day immediately following the annual stockholders' meeting of each year, each member of the Company's Board who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 7,500 shares of Common Stock of the Company. In addition, each new non-employee director will receive an option to purchase 20,000 shares of Common Stock of the Company on the first business day following the date such new director is elected to the Board. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted pursuant to the initial grant to purchase of 20,000 shares of Common Stock under the Directors' Plan become exercisable as to 50% of the option shares on the 12-month anniversary of the date of grant and the remainder become exercisable on the 24-month anniversary of the date of grant. Options granted on the business day following the annual meeting of stockholders become fully exercisable six months subsequent to the date of grant. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure, appropriate adjustments to the Directors' Plan and the outstanding options will be made so as not to increase or decrease the option rights outstanding.

    During the year ended December 31, 1995, the Company granted options covering 7,500 shares to each non-employee director of the Company at an exercise price per share of $4.75 and an option covering 20,000 shares to Mr. Ratoff upon his election as a director at an exercise price per share of $5.625. The fair market value of such Common Stock on the date of grant was $4.75 and $5.625 per share, respectively (based on the closing sales price reported in the Nasdaq National Market for the date of grant). As of March 31, 1996, no options had been exercised under the Directors' Plan.

EXECUTIVE COMPENSATION

    The following table shows for the fiscal years ended December 31, 1995, 1994 and 1993, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other three most highly compensated executive officers at December 31, 1995 and two former executive officers who departed from the Company during fiscal year 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                                                                               SECURITIES
                                                                        --------------------   UNDERLYING      ALL OTHER
                                                                         SALARY      BONUS      OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION                                    YEAR        ($)      ($)(1)     SARS(#)(2)         ($)
- -----------------------------------------------------------  ---------  ---------  ---------  -------------  --------------
John M. Siebert, Ph.D.(3) .................................       1995  $ 105,769  $  25,000     187,500(4)   $  49,496(5)
 President, Chief Executive Officer and Chief Financial
 Officer
Robert Z. Arnold ..........................................       1995    149,975     10,000      25,000          1,927(6)
 Senior Vice President, Business Development                      1994    126,633     41,325      52,500          1,346(7)
                                                                  1993     77,315     --          10,000            823(7)
Brian M. Jones ............................................       1995    165,000     50,000      25,000            748(8)
 Senior Vice President, Operations                                1994    130,977     50,000      70,000          3,648(9)
Rafael E. Sarabia, Ph.D. ..................................       1995    140,000      7,000      20,000          1,768(10)
 Vice President, Research and Development                         1994     97,500      8,500      25,000          1,277(7)
                                                                  1993 11)    43,542    60,000     20,000        30,726(9)
Randall J. Wall(12) .......................................       1995     79,384     --           --           220,000(13)
 Former Chairman of the Board and Chief Executive Officer         1994    174,231     --         126,429(14)       --
                                                                  1993     32,500     --         165,000           --
Roy A. Hoff(15) ...........................................       1995    126,440     --           --           146,306(16)
 Former President                                                 1994    123,750     41,325      49,512          1,367(7)
                                                                  1993    100,000     --          25,000          1,000(7)

- ------------
 (1) The bonus amounts are comprised of bonuses paid at the discretion of the Compensation Committee pursuant to the Company's executive bonus plan other than Dr. Siebert's bonus, which was paid pursuant to his employment agreement.

 (2) Although the Company's Amended and Restated Stock Option and Stock Award Plan (the "Plan") permits awards of stock options, restricted stock, stock appreciation rights, performance awards and other long-term incentive awards, no awards other than stock options have been made to date to any of the Named Executive Officers.

 (3) Dr. Siebert has been employed as the Company's President since July 1, 1995, as Chief Executive Officer since September 9, 1995 and as Chief Financial Officer since April 17, 1996.

 (4) Includes the grant of an option to purchase 7,500 shares of Common Stock under the Directors' Plan prior to such time as Dr. Siebert became an employee of the Company.

 (5) Consists of $34,486 of relocation expenses, $1,260 of life insurance premiums paid by the Company, and $13,750 of director's fees paid prior to Dr. Siebert becoming an employee of the Company.

 (6) Consists of $1,635 of Company matching contributions under the Company's 401(k) retirement plan and $292 of life insurance premiums paid by the Company.

 (7) Consists of Company matching contributions under the Company's 401(k) retirement plan.

 (8) Consists of $546 of Company matching contributions under the Company's 401(k) retirement plan and $202 of life insurance premiums paid by the Company.

 (9) Consists of relocation expenses.

(10) Consists of $1,486 of Company matching contributions under the Company's 401(k) retirement plan and $282 of life insurance premiums paid by the Company.

(11) Dr. Sarabia's employment with the Company began in July 1993.

(12) Mr. Wall served as the Company's Chief Executive Officer from October 1, 1993 until April 24, 1995.

(13) Consists of $150,000 severance payment and $70,000 in consulting fees following termination.

(14) Such option was canceled on April 24, 1995 with respect to 50,715 of the shares subject thereto.

(15) Mr. Hoff served as the Company's President and as a director of the Company until August 31, 1995.

(16) Consists of $145,000 severance payment and $1,306 of Company matching contributions under the Company's 401(k) retirement plan.

STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its Equity Incentive Plan. As of March 31, 1996, options to purchase a total of 1,064,618 shares were outstanding under the Equity Incentive Plan and options to purchase 250,952 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 1995, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                        INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                                 ----------------------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF                                                            STOCK PRICE
                                 SECURITIES   % OF TOTAL OPTIONS                                     APPRECIATION FOR
                                 UNDERLYING       GRANTED TO        EXERCISE OR                       OPTION TERM(1)
                                   OPTIONS    EMPLOYEES IN FISCAL   BASE PRICE                     --------------------
NAME                             GRANTED(#)         YEAR(2)          ($/SH)(3)    EXPIRATION DATE    5%($)     10%($)
- -------------------------------  -----------  -------------------  -------------  ---------------  ---------  ---------
John M. Siebert, Ph.D.(4)......     180,000            37.7%         $   4.000        6/30/2005    $ 452,804  $1,147,495
Robert Z. Arnold(5)............      25,000             5.2%             7.625       10/24/2005      119,883    303,807
Brian M. Jones(5)..............      25,000             5.2%             7.625       10/24/2005      119,883    303,807
Rafael E. Sarabia, Ph.D.(5)....      20,000             4.2%             7.625       10/24/2005       95,906    243,046
Randall J. Wall................      --               --                --              --            --         --
Roy A. Hoff....................      --               --                --              --            --         --

- ------------
(1) Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in the Company's Common Stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in the Company's Common stock over the ten-year term of the option, in each case without any discounting to net present value and before income taxes associated with the exercise. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock and the continued employment of the Named Executive Officer through the vesting period and exercise period. These amounts represent assumed rates of appreciation only, based on Securities and Exchange Commission Rules, and may not necessarily be indicative of a results obtained.

(2) Based on options to purchase 477,750 shares of the Company's Common Stock granted in 1995.

(3)  All options were granted at the fair market value at the date of grant.

(4) Option vests as to 60,000 shares on July 1, 1995; 60,000 shares on July 1, 1996; and 60,000 shares on July 1, 1997. Excludes a grant of 7,500 shares granted to Dr. Siebert on June 7, 1995 (prior to becoming an employee of the Company) under the Directors' Plan at an exercise price of $4.75. Such options vested six months after the date of grant.

(5) Options vest over a 4 year period at the rate of 25% per year. The option will fully vest upon change of control as defined in the stock option agreement, unless the acquiring company substitutes similar options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                  OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                                  SHARES                             YEAR-END(#)             FISCAL YEAR-END($)(2)
                                ACQUIRED ON       VALUE      ----------------------------  --------------------------
NAME                            EXERCISE(#)   REALIZED($)(1)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------  -------------  -------------  -------------  -------------  -----------  -------------
John M. Siebert..............       --             --             90,000        132,500     $ 166,875     $ 247,500
Robert Z. Arnold.............       --             --             68,125         69,375       175,000        15,000
Brian M. Jones...............       --             --             17,500         77,500        43,750       131,250
Rafael E. Sarabia............       --             --             16,250         48,750        45,625        76,875
Randall J. Wall..............      165,000      $ 430,313         75,716         --            --            --
Roy A. Hoff..................       12,500         32,813         62,507         24,756       118,303        --

- ------------
(1) Fair market value of the Company's Common Stock on the date of exercise minus the exercise price of the options.

(2) Fair market value of the Company's Common Stock at December 31, 1995 ($6.00) minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement (the "Employment Agreement") with John Siebert to employ Dr. Siebert as President and Chief Operating Officer of the Company for three years beginning July 1, 1995. Under the terms of the Employment Agreement, Dr. Siebert receives an annual salary of $220,000 with annual increases of 5% per year. In addition, the Employment Agreement provides that Dr. Siebert will be paid a cash incentive bonus of up to 50% of his salary upon the Company's achievement of certain objectives. In the case of a change of control of the Company, Dr. Siebert will receive a minimum cash bonus of $100,000 per year for each year remaining under the Employment Agreement for which he has not already received a bonus. Dr. Siebert also received a stock option to purchase 180,000 shares of Common Stock with one-third vesting upon the execution of the Employment Agreement and the remaining amounts vesting in one-third increments at each anniversary date of the Employment Agreement. Pursuant to the Employment Agreement the Company also paid Dr. Siebert's relocation expenses, paid him a relocation bonus of $25,000, and pays Dr. Siebert a car allowance of $650 per month. The Employment Agreement contains standard provisions regarding the protection of confidential information, a one-year covenant not to compete and a covenant not to recruit.

    Mr. Jones has an agreement with the Company pursuant to which he is entitled to receive three months' salary as severance pay should the Company terminate his employment without cause.

                              CERTAIN TRANSACTIONS


    In January 1994, St. Paul Fire and Marine, Quantum Partners LDC and Mr. Randall Wall purchased shares of Preferred Stock convertible into 14,285, 617,440 and 3,571 shares of Common Stock, respectively, at an as converted price of $7.00 per share resulting in aggregate proceeds from these investors of approximately $4,447,000. Quantum Partners has the right to require the Company to register shares pursuant to the Securities Act. See "Description of Capital Stock -- Registration Rights."



    Musket Research, of which Mr. Musket is the President and sole stockholder, acted as the Company's sales agent in connection with the private placement of Preferred Stock in January 1994. Musket Research received $484,000 in compensation pursuant to this arrangement, 75% of which was paid in cash and 25% in shares of Preferred Stock convertible into 17,274 shares of Common Stock.



    On April 23, 1995, the Company and Mr. Wall entered into a consulting agreement (the "Wall Agreement") pursuant to which Mr. Wall resigned as Chairman of the Board and Chief Executive Officer of the Company and as a member of its Board on April 24, 1995. From April 24, 1995 through May 31, 1996, Mr. Wall is serving as a consultant to the Company on such matters as may be requested by the Company. Pursuant to the Wall Agreement, (i) Mr. Wall received a lump sum cash payment of approximately $155,500 on April 24, 1995, (ii) the Company agreed to pay Mr. Wall $140,000 of consulting fees, payable $10,000 on April 24, 1995 and $10,000 on the first day of each calendar month during the balance of the consulting term, plus $3,000 per day for each day of service in excess of seven days in any calendar month or 47 days over the term of the Agreement,
(iii) a stock option held by Mr. Wall to purchase an aggregate of 50,715 shares of the Company's Common Stock, at an exercise price of $9.00 per share, will continue to vest in accordance with its original vesting schedule but will terminate on May 31, 1998 unless exercised prior to such date, (iv) an option, exercisable at $9.00 per share, to purchase 50,715 shares of Common Stock was canceled, (v) an option, exercisable at $9.00 per share, to purchase 25,000 shares of Common Stock, the exercisability of which previously depended upon the attainment by the Company or Mr. Wall of certain performance goals, was amended to provide that it would vest on January 1, 1996 and terminate unless exercised on or before May 31, 1998 and (vi) Mr. Wall retained his options to purchase an aggregate of 165,000 shares of Common Stock at an exercise price of $3.00 per share. The Company and Mr. Wall also agreed to release each other from certain claims. In addition, Mr. Wall agreed to certain non-competition and non-solicitation provisions during the term of the Wall Agreement.


    On August 31, 1995, the Company and Roy Hoff entered into a letter agreement (the "Hoff Agreement") pursuant to which Mr. Hoff resigned as President of the Company and as a member of its Board of Directors on August 31, 1995. From August 31, 1995 through August 31, 1998, Mr. Hoff is serving as a consultant to the Company on such matters as may be requested by the Company. Pursuant to the Agreement, (i) Mr. Hoff received a lump sum cash payment of $145,000 on September 1, 1995 as consulting fees paid in advance for such consulting services, (ii) Mr. Hoff receives reimbursement for medical insurance coverage through August 31, 1998, but only if Mr. Hoff is not covered by medical insurance from another source, (iii) the vesting of a stock option held by Mr. Hoff to purchase an aggregate of 6,250 shares of the Company's Common Stock at an exercise price of $3.00 per share, originally scheduled to vest on July 9, 1996, was accelerated to vest on August 31, 1995, (iv) the exercisability of a stock option to purchase 12,500 shares of Common Stock was extended to be exercisable until August 31, 1998, and (v) Mr. Hoff received $9,530 as reimbursement for expenses he incurred in connection with developing an agreement for the Company. The Company and Mr. Hoff also agreed to release each other from certain claims. In addition, Mr. Hoff agreed to certain non-competition and non-solicitation provisions during the term of the Hoff Agreement.

    Dr. Siebert became the Company's President and Chief Operating Officer on July 1, 1995 and, in connection therewith, entered into an employment agreement with the Company as more fully described under "Management -- Employment Agreements." On September 9, 1995 the Company appointed Dr. Siebert Chief Executive Officer and on April 17, 1996, Chief Financial Officer.

    Mr. Jones, Senior Vice President, Operations, has an agreement with the Company pursuant to which he is entitled to receive three months' salary as severance pay should the Company terminate his employment without cause.

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director for such liabilities permitted under the Delaware General Corporation Law (the "Delaware Law") to the fullest extent permitted under the Delaware Law, subject to certain limitations.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 22, 1996, and as adjusted to reflect the sale of shares of Common Stock offered hereby, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on April 22, 1996; (iii) all executive officers and directors of the Company as a group; (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock; and (v) the Selling Stockholders.


                                                                    BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                                    PRIOR TO OFFERING(1)
                                                                  -------------------------   NUMBER OF      AFTER OFFERING(2)
                                                                  NUMBER OF    PERCENT OF      SHARES     -----------------------
BENEFICIAL OWNER                                                    SHARES        TOTAL        OFFERED      NUMBER      PERCENT
- ----------------------------------------------------------------  ----------  -------------  -----------  ----------  -----------
President and Fellows of Harvard College
 c/o Harvard Management Company, Inc.
 600 Atlantic Avenue
 Boston, Massachusetts 02210....................................   1,139,600         14.5%       --        1,139,600        12.9%

Entities affiliated with INVESCO PLC(3)
 11 Devonshire Square
 London EC2M 4YR
 England........................................................     844,599         10.8        --          844,599         9.5

Entities affiliated with North Star Ventures(4)
 601 Second Avenue
 Minneapolis, Minnesota 55402...................................     748,960          9.5       243,915      505,045         5.7

Quantum Partners LDC(5)
 c/o George Soros
 Soros Fund Management
 888 Seventh Avenue, 33rd Floor
 New York, New York 10106.......................................     692,440          8.8       502,011      190,429         2.2

Entities affiliated with St. Paul Venture Capital, Inc.(6)
 8500 Normandale Lake Blvd.
 Suite 1940
 Bloomington, MN 55437..........................................     642,480          8.1       243,915      398,565         4.5

Investment Advisers Inc.
 3700 First Bank Place
 Minneapolis, Minnesota 55440...................................     545,100          6.9        --          545,100         6.2

Roy and Margaret Hoff(7)
 15601 Sheridan Spur
 Wayzata, Minnesota 55391.......................................     212,744          2.7        52,848      159,896         1.8

PathFinder Venture Capital
Fund II Limited Partnership(8)
 c/o Brian Johnson
 7300 Metro Boulevard, Suite 585
 Minneapolis, Minnesota 55439...................................     201,487          2.6       163,820       37,667       *

Entities affiliated with The Winton Company(9)
 80 South 8th Street, #1910
 Minneapolis, Minnesota 55402...................................     194,252          2.5       149,233       45,019       *

                                                                    BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                                    PRIOR TO OFFERING(1)
                                                                  -------------------------   NUMBER OF      AFTER OFFERING(2)
                                                                  NUMBER OF    PERCENT OF      SHARES     -----------------------
BENEFICIAL OWNER                                                    SHARES        TOTAL        OFFERED      NUMBER      PERCENT
- ----------------------------------------------------------------  ----------  -------------  -----------  ----------  -----------
FBS Small Business Investment Co.
Limited Partnership
 Attn: Richard Rinkoff
 First Bank Place East
 601 2nd Avenue South
 Minneapolis, Minnesota 55402...................................     127,427          1.6       103,605       23,822       *

John M. Siebert, Ph.D.(10)......................................      92,500          1.2        --           92,500         1.0

Robert Z. Arnold(11)............................................      81,250          1.0        --           81,250       *

Arnhold & S. Bleichroeder Inc.
 45 Broadway
 New York, New York 10006.......................................      50,000        *            40,653        9,347       *

Brian M. Jones(12)..............................................      35,000        *            --           35,000       *

Rafael E. Sarabia, Ph.D.(13)....................................      22,500        *            --           22,500       *

Terrence W. Glarner(14).........................................      48,706        *            --           48,706       *

David B. Musket(15).............................................      62,274        *            --           62,274       *

Steven B. Ratoff(16)............................................      27,500        *            --           27,500       *

Joseph R. Robinson, Ph.D.(17)...................................      32,500        *            --           32,500       *

Jerry A. Weisbach, Ph.D.(18)....................................      40,000        *            --           40,000       *

All executive officers and directors as a group (9
 persons)(19)...................................................     442,230          5.4        --          442,230         4.8


- ---------
* Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,847,599 shares outstanding on April 22, 1996, adjusted as required by rules promulgated by the Commission.

 (2) Applicable percentages are based on 8,847,599 shares outstanding on April 22, 1996, adjusted as required by rules promulgated by the Commission, and excludes the exercise of the Underwriters' over-allotment option.


 (3) Consists of shares held by investment companies for which wholly-owned subsidiaries of INVESCO PLC act as investment advisers. INVESCO PLC therefore may be deemed to share voting and investment power with respect to these shares. Includes 466,666 shares held by the Invesco Strategic Portfolios, Inc. -- Health Sciences Portfolio, 333,333 shares held by the Global Health Sciences Fund and 44,600 shares held by the Health Sciences Fund.


 (4) Represents 476,863 shares held by North Star Ventures II, Inc. ("North Star II"); 232,835 shares held by North Star Ventures III ("North Star III"); 17,400 shares issuable pursuant to warrants held by North

    Star II and 21,862 shares issuable pursuant to warrants held by North Star III, in each case exercisable within 60 days. Gerald Rauenhorst is the sole common shareholder of North Star II and is a general partner of North Star III and, as such, may be deemed to beneficially own such shares.

 (5) Quantum Partners LDC ("Quantum"), pursuant to an investment advisory contract, has granted sole voting and dispositive power to Soros Fund Management, the sole proprietorship of George Soros. As a result, Mr. Soros may be deemed to be the beneficial owner of the shares of stock held by Quantum.


 (6) Consists of 587,412 shares held by St. Paul Fire and Marine Insurance Company, a wholly-owned subsidiary of The St. Paul Companies, Inc., 585 shares held by The St. Paul Companies, Inc. and 54,483 shares issuable upon the exercise of warrants held by St. Paul Fire and Marine Insurance Company exercisable within 60 days. All of the shares issuable pursuant to the exercise of warrants are being sold in this offering. St. Paul Venture Capital, Inc. is a wholly-owned subsidiary of St. Paul Fire and Marine Insurance Company.


 (7) Includes 62,507 shares which may be acquired within 60 days pursuant to outstanding options.


 (8)  The Company has agreed to allow Pathfinder Venture Capital Fund II Limited
    Partnership  to  sell  37,667  shares  of  Common  Stock  as  part  of   the
    Underwriters' over-allotment option.


 (9) Includes 86,948 shares held by Reynolds Creek Limited Partnership, 30,612 shares held by Table River Limited Partnership ("Table River"), 27,500 shares held by Kelsey Lake Limited Partnership, 21,344 shares held Kerry Lakes Limited Partnership ("Kerry Lakes"), 17,143 shares held by Winton Associates, a Limited Partnership, 3,794 shares issuable pursuant to warrants held by Table River and 7,001 shares issuable pursuant to warrants held by Kerry Lakes, in each case exercisable within 60 days.

(10) Consists of 92,500 shares which may be acquired within 60 days pursuant to outstanding options.

(11) Consists of 81,250 shares which may be acquired within 60 days pursuant to outstanding options.

(12) Consists of 35,000 shares which may be acquired within 60 days pursuant to outstanding options.

(13) Consists of 22,500 shares which may be acquired within 60 days pursuant to outstanding options.

(14) Includes 17,500 shares which may be acquired pursuant to outstanding options and 1,636 shares which may be acquired pursuant to outstanding warrants, in each case within 60 days.

(15) Includes 27,500 shares which may be acquired within 60 days pursuant to outstanding options and 10,000 shares held in an IRA for Mr. Musket's benefit.

(16) Includes 17,500 shares which may be acquired within 60 days pursuant to outstanding options.

(17) Consists of 32,500 shares which may be acquired within 60 days pursuant to outstanding options.

(18) Consists of 40,000 shares which may be acquired within 60 days pursuant to outstanding options.

(19) Includes an aggregate of 367,886 shares issuable upon exercise of warrants and options exercisable within 60 days. See footnotes 10 through 18.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

    At March 31, 1996 there were 7,840,099 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

OPTIONS AND WARRANTS

    As of March 31, 1996, there were outstanding under the Company's stock option plans options to purchase an aggregate of 1,215,334 shares of Common Stock at exercise prices ranging from $2.80 to $10.13. These options expire between August 17, 1997, and October 25, 2005.

    As of March 31, 1996 there were outstanding warrants to purchase an aggregate of 106,467 shares of Common Stock at an exercise price of $6.00 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrants under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive sales of common stock below the then existing exercise price. All such warrants are exercisable immediately and expire at various times through January 15, 1997.

REGISTRATION RIGHTS


    Following the offering, holders of approximately 115,429 shares of Common Stock and the holders of the warrants described in the previous paragraph, representing 106,467 shares of the Common Stock (collectively, the "Registrable Securities"), have registration rights pursuant to various agreements with the Company. All such holders of Registrable Securities have waived their registration rights in connection with this offering. Under these agreements, if the Company proposes to register any of its securities under the Securities Act, holders of the Registrable Securities are entitled, subject to certain restrictions and exceptions, to include their Registrable Securities in such registration. The underwriters of any such offering have the right, in certain circumstances and subject to certain conditions, to limit the number of shares included in the offering. The Company is required to bear all registration and selling expenses (other than underwriters' discounts and commissions) in such offering. In addition, under the registration rights agreements, holders of Registrable Securities are entitled under certain circumstances to demand that the Company prepare and file a registration statement under the Securities Act at its expense and require the Company to use its best efforts to effect such registration, subject to certain conditions and limitations. Finally, holders of Registrable Securities may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Bylaws provide that each director is to be elected annually. Candidates for directors shall be nominated only by the Board or by a stockholder who gives written notice to the Company at least 30 days but no more than 90 days before the annual meeting. In addition, the Company's Bylaws provide that any business conducted at the annual meeting of stockholders shall be brought before the meeting by the Board in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 or by a stockholder of record who gives not less than 30 nor more than 90 days prior written notice to the Company. The Company may have such number of directors as determined from time to time by the Board, which currently consists of six members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board, while stockholders controlling 49% of the outstanding Common Stock may not be able to elect any directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

    The Company's Bylaws also provide that the authorized number of directors may be changed only by resolution of the Board. Delaware Law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have a depressive effect on the market price of the Company's Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation provides that, to the fullest extent permitted under Delaware Law, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a directors liability under federal securities laws. The Company's Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the Delaware Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock of the Company is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, based on the number of shares outstanding as of March 31, 1996, the Company will have outstanding an aggregate of 8,840,099 shares of Common Stock (9,047,825 if the Underwriters' over-allotment option is exercised in full), of which 2,500,000 shares are being offered hereby and of which all but 115,429 shares of Common Stock will be freely tradeable in the public market, subject in certain cases to lock-up agreements as described below. Certain volume resale restrictions are imposed by the Securities Act with respect to 115,429 shares of Common Stock referenced above, which restrictions will expire in January 1997; however, such 115,429 shares have been registered on a Form S-3 registration statement and may be sold without such restrictions.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" (as such term is defined in Rule 144) for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company and the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares of Common Stock for at least three years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule
144. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of such shares. Such opinion, if appropriate, will be provided at the expense of the Company.

    In addition, under the Company's Equity Incentive Plan, the Company has issued options to purchase Common Stock at prices which are below current market and may issue options to purchase additional shares of Common Stock in the future. At March 31, 1996, options to purchase 1,050,334 shares of Common Stock were outstanding, of which options to purchase 474,136 were immediately exercisable. Rights to acquire an additional 515,236 shares of Common Stock were available for future grants under the Equity Incentive Plan (including an increase in the amount authorized under the Equity Incentive Plan of 250,000 shares subject to stockholder approval). The Company has filed a registration statement on Form S-8 to permit the shares acquired upon exercise of these options (other than those subject to stockholder approval) to be freely tradable.

    Under the Company's 1994 Directors' Stock Option Plan (the "Directors' Plan"), the Company has issued options to purchase Common Stock at prices which are below current market. Such options are granted pursuant to automatic grants to non-employee directors. At March 31, 1996, options to purchase 165,000 shares of Common Stock were outstanding, of which options to purchase 105,000 were immediately exercisable. Rights to acquire an additional 185,000 shares of Common Stock were available for future grants under the Directors' Plan.

    On March 31, 1996, warrants to purchase 106,467 shares of Common Stock were outstanding and exercisable. See "Description of Capital Stock -- Options and Warrants."


    The Company, subject to certain exceptions, and its officers, directors and certain stockholders holding an aggregate of approximately 2,990,207 shares of Common Stock after this offering, have entered into lock-up agreements with the Underwriters pursuant to which such stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Volpe, Welty & Company. Upon expiration of the lockup period, these shares will be eligible for immediate sale, subject in certain cases to volume and other limitations under Rule 144. See "Underwriting."


    No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial numbers of shares of Common Stock could adversely affect prevailing market prices.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe, Welty & Company and Rodman & Renshaw, Inc. are acting as representatives (together, the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

UNDERWRITER                                                                  NUMBER OF SHARES
- ---------------------------------------------------------------------------  -----------------
Volpe, Welty & Company.....................................................
Rodman & Renshaw, Inc......................................................

                                                                             -----------------
    Total..................................................................
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates and opinions from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $ per share, of which $ may be reallocated to other dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.


    The Company and a Selling Stockholder have granted the Underwriters an option for 30 days after the date of this Prospectus to purchase, at the offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 337,333 and 37,667 additional shares of Common Stock, respectively, at the same price per share as the Company and the Selling Stockholders receive for the 2,500,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,500,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 2,500,000 shares of Common Stock offered hereby.


    Each of the Company's directors and officers, and certain other security holders of the Company, have agreed not to offer, sell, contract to sell or otherwise dispose of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 90 days following the Effective Date, without the prior written consent of Volpe, Welty & Company. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 90 days following the date of this Prospectus without the prior written consent of Volpe, Welty & Company, except for the granting of options or the sale of stock pursuant to the Company's Option Plan. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates may have engaged in passive market making in the Company's Common Stock during the cooling off period.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Heller Ehrman White & McAuliffe, San Francisco, California. Robert L. Jones, a partner at Cooley Godward Castro Huddleson & Tatum, is the Secretary of the Company.


                                    EXPERTS

    The financial statements of CIMA LABS INC. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and for the period December 12, 1986 (inception) to December 31, 1995, included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 11 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The information relating to the patents and proprietary rights of the Company has been reviewed by Lerner, David, Littenberg, Krumholz & Mentlik, attorneys at law, Westfield, New Jersey. Such information is included in reliance upon information provided by Lerner, David, Littenberg, Krumholz & Mentlik upon the authority of such firm as experts in patents and proprietary information.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

                                 CIMA LABS INC.
                              FINANCIAL STATEMENTS
                                    CONTENTS

Report of Independent Auditors.......................................................        F-2

Balance Sheets.......................................................................        F-3

Statements of Operations.............................................................        F-4

Statement of Changes in Stockholders' Equity.........................................        F-5

Statements of Cash Flows.............................................................        F-6

Notes to Financial Statements........................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
CIMA LABS INC.

    We  have  audited  the accompanying  balance  sheets  of CIMA  LABS  INC. (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and for the period from December 12, 1986 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CIMA LABS INC. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, and the period from December 12, 1986 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 11 to the financial statements, the Company's deficit accumulated during the development stage and recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The Company intends to obtain additional capital through a financing transaction to permit it to continue its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Minneapolis, Minnesota
January 26, 1996

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                                     ASSETS

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                          1994           1995
                                                                      -------------  -------------    MARCH 31,
                                                                                                        1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................................  $   2,912,150  $   3,558,743  $   2,516,596
  Short-term investments............................................     10,743,182       --             --
  Accounts receivable, less allowance of $100,000 -- 1994; $0 --
   1995 and March 31, 1996..........................................        537,866        212,971        373,622
  Inventories.......................................................        322,247        324,610         95,778
  Prepaid expenses..................................................        211,176        287,279        262,631
                                                                      -------------  -------------  -------------
Total current assets................................................     14,726,621      4,383,603      3,248,627
Other assets:
  Lease deposits....................................................        290,650        290,650        290,650
  Patents and trademarks, net of amortization ($156,074 -- 1994;
   $248,846 -- 1995 and $259,730 -- March 31, 1996).................        262,924        262,244        251,361
                                                                      -------------  -------------  -------------
                                                                            553,574        552,894        542,011
Property, plant and equipment:
  Construction in progress..........................................      6,057,961        278,770        390,529
  Equipment.........................................................      5,157,689      7,659,448      7,659,448
  Leasehold improvements............................................        921,499      4,572,586      4,572,586
  Furniture and fixtures............................................        250,899        551,032        551,032
                                                                      -------------  -------------  -------------
                                                                         12,388,048     13,061,836     13,173,595
  Less accumulated depreciation.....................................     (2,546,072)    (2,479,688)    (2,600,263)
                                                                      -------------  -------------  -------------
                                                                          9,841,976     10,582,148     10,573,332
                                                                      -------------  -------------  -------------
Total assets........................................................  $  25,122,171  $  15,518,645  $  14,363,970
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   1,406,983  $     291,868  $     566,006
  Accrued expenses..................................................        910,966        695,127        905,082
  Advance royalties.................................................        250,000        250,000        250,000
                                                                      -------------  -------------  -------------
Total current liabilities...........................................      2,567,949      1,236,995      1,721,088
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $.01 par value:
    Authorized shares -- 5,000,000
    Issued and outstanding shares -- 0..............................       --             --             --
  Common Stock, $.01 par value:
    Authorized shares -- 20,000,000
    Issued and outstanding shares -- 7,527,788 -- 1994; 7,821,974 --
     1995 and 7,840,099 -- March 31, 1996...........................         75,278         78,201         78,401
  Additional paid-in capital........................................     42,537,340     43,462,921     43,557,737
  Deficit accumulated during the development stage..................    (20,058,396)   (29,259,472)   (30,993,256)
                                                                      -------------  -------------  -------------
Total stockholders' equity..........................................     22,554,222     14,281,650     12,642,882
                                                                      -------------  -------------  -------------
Total liabilities and stockholders' equity..........................  $  25,122,171  $  15,518,645  $  14,363,970
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM
                                                                   DECEMBER 12,
                                                                       1986
                                    YEAR ENDED DECEMBER 31,         (INCEPTION)
                               ----------------------------------   TO DECEMBER
                                  1993        1994        1995       31, 1995
                               ----------  ----------  ----------  -------------     THREE MONTHS ENDED      PERIOD FROM
                                                                                         MARCH 31,          DECEMBER 12,
                                                                                  ------------------------      1986
                                                                                     1995         1996       (INCEPTION)
                                                                                  -----------  -----------  TO MARCH 31,
                                                                                                                1996
                                                                                  (UNAUDITED)  (UNAUDITED)  -------------
                                                                                                             (UNAUDITED)
Revenues:
  Net sales..................  $1,857,135  $1,450,675  $  151,074   $13,750,884    $  11,297    $  --        $13,750,884
  Research and development
   fees......................     271,779     452,945     496,637     2,496,735      214,808      341,858      2,838,593
  Licensing revenue..........      95,831     714,665     187,500     1,377,996       --           50,000      1,427,996
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
                                2,224,745   2,618,285     835,211    17,625,615      226,105      391,858     18,017,473
Costs and expenses:
  Cost of goods sold.........   2,843,896   2,799,179     240,038    17,831,415       59,104       --         17,831,415
  Research and product
   development...............   1,856,932   3,548,938   6,504,528    15,120,291    2,292,490    1,375,946     16,496,237
  Selling, general and
   administrative............   1,207,535   2,972,453   3,658,572    14,735,034    1,018,684      783,702     15,518,736
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
                                5,908,363   9,320,570  10,403,138    47,686,740    3,370,278    2,159,648     49,846,388
Other income (expense):
  Interest income............      89,950     473,037     453,737     1,535,259      169,589       39,385      1,574,644
  Interest expense...........     (84,380)    (20,678)     (5,989)     (913,393)      --           --           (913,393)
  Other income (expense).....      (1,577)     37,891      13,084       273,768       (3,173)      (5,379)       268,389
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
                                    3,993     490,250     460,832       895,634      166,416       34,006        929,640
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
Net loss and deficit
 accumulated during the
 development stage...........  $(3,679,625) $(6,212,035) $(9,107,095)  $(29,165,491) ($2,977,757) ($1,733,784)  $(30,899,275)
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
                               ----------  ----------  ----------  -------------  -----------  -----------  -------------
Net loss per share:
  Primary....................  $    (2.07) $    (1.82) $    (1.16)  $    (12.80)   $    (.39)   $    (.22)   $    (13.94)
  Fully diluted..............  $     (.78) $     (.95) $    (1.16)  $     (7.79)   $    (.39)   $    (.22)   $     (8.02)
Weighted average shares
 outstanding:
  Primary....................   1,778,370   3,413,176   7,821,974     2,278,099    7,541,105    7,824,365      2,216,529
  Fully diluted..............   4,726,985   6,504,946   7,821,974     3,742,427    7,541,105    7,824,365      3,852,849

                            See accompanying notes.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                               PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                                           -----------------------  ----------------------    PAID-IN
                                                             SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL
                                                           ----------  -----------  ---------  -----------  -----------
Sale of Common Stock to founders at $.09 per share on
 December 12, 1986.......................................      --       $  --         500,000   $   5,000   $    40,000
  Issuance of stock warrant..............................      --          --          --          --                50
  Net loss for the period from December 12, 1986
   (inception) to December 31, 1986......................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1986.............................      --          --         500,000       5,000        40,050
  Issuance of Convertible Preferred Stock at $2.78 per
   share in five closing dates between May and December
   1987..................................................     899,275       8,993      --          --         2,491,007
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1987.............................     899,275       8,993     500,000       5,000     2,531,057
  Issuance of Convertible Preferred Stock at $5.60 per
   share in April 1988...................................     357,132       3,571      --          --         1,996,429
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1988.............................   1,256,407      12,564     500,000       5,000     4,527,486
  Issuance of Convertible Preferred Stock at $5.60 per
   share in June 1989, net of offering costs of
   $29,594...............................................     767,854       7,679      --          --         4,262,726
  Issuance of stock warrants.............................      --          --          --          --               200
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1989.............................   2,024,261      20,243     500,000       5,000     8,790,412
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1990.............................   2,024,261      20,243     500,000       5,000     8,790,412
  Stock options exercised................................      --          --           5,000          50        13,950
  Exercise of stock warrants.............................      --          --          35,971         360        99,639
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1991.............................   2,024,261      20,243     540,971       5,410     8,904,001
  Issuance of Convertible Preferred Stock at $6.00 per
   share in May 1992, net of offering costs of
   $401,900..............................................   1,558,319      15,583      --          --         8,932,455
  Stock options exercised................................      --          --          24,331         243        61,889
  Conversion of Preferred Stock to Common Stock..........    (633,989)     (6,340)    633,989       6,340       --
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1992.............................   2,948,591      29,486   1,199,291      11,993    17,898,345
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1993.............................   2,948,591      29,486   1,199,291      11,993    17,898,345
  Issuance of Convertible Preferred Stock at $7.00 per
   share in January 1994, net of offering costs of
   $531,762..............................................   1,214,282      12,143      --          --         7,956,087
  Conversion of Convertible Preferred Stock..............  (4,162,873)    (41,629)  4,162,873      41,629       --
  Issuance of Common Stock at $9.00 per share in August
   1994, net of offering costs of $2,071,371.............      --          --       2,050,000      20,500    16,358,132
  Stock options exercised................................      --          --         108,482       1,085       284,843
  Exercise of stock warrants.............................      --          --           7,142          71        39,933
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1994.............................      --          --       7,527,788      75,278    42,537,340
  Stock options exercised................................      --          --         278,487       2,766       831,763
  Exercise of stock warrants.............................      --          --          15,699         157        93,818
  Net loss for the year..................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at December 31, 1995.............................      --          --       7,821,974      78,201    43,462,921
  Stock options exercised................................      --          --          18,125         200        94,816
  Net loss for the period................................      --          --          --          --           --
                                                           ----------  -----------  ---------  -----------  -----------
Balance at March 31, 1996 (unaudited)....................      --       $  --       7,840,099   $  78,401   $43,557,737
                                                           ----------  -----------  ---------  -----------  -----------
                                                           ----------  -----------  ---------  -----------  -----------

                                                              DEFICIT
                                                            ACCUMULATED
                                                            DURING THE
                                                            DEVELOPMENT
                                                               STAGE         TOTAL
                                                           -------------  -----------
Sale of Common Stock to founders at $.09 per share on
 December 12, 1986.......................................   $   --        $    45,000
  Issuance of stock warrant..............................       --                 50
  Net loss for the period from December 12, 1986
   (inception) to December 31, 1986......................        (1,679)       (1,679)
                                                           -------------  -----------
Balance at December 31, 1986.............................        (1,679)       43,371
  Issuance of Convertible Preferred Stock at $2.78 per
   share in five closing dates between May and December
   1987..................................................       --          2,500,000
  Net loss for the year..................................      (714,125)     (714,125)
                                                           -------------  -----------
Balance at December 31, 1987.............................      (715,804)    1,829,246
  Issuance of Convertible Preferred Stock at $5.60 per
   share in April 1988...................................       --          2,000,000
  Net loss for the year..................................    (1,825,173)   (1,825,173)
                                                           -------------  -----------
Balance at December 31, 1988.............................    (2,540,977)    2,004,073
  Issuance of Convertible Preferred Stock at $5.60 per
   share in June 1989, net of offering costs of
   $29,594...............................................       --          4,270,405
  Issuance of stock warrants.............................       --                200
  Net loss for the year..................................    (1,747,306)   (1,747,306)
                                                           -------------  -----------
Balance at December 31, 1989.............................    (4,288,283)    4,527,372
  Net loss for the year..................................    (1,881,779)   (1,881,779)
                                                           -------------  -----------
Balance at December 31, 1990.............................    (6,170,062)    2,645,593
  Stock options exercised................................       --             14,000
  Exercise of stock warrants.............................       --             99,999
  Net loss for the year..................................    (2,314,688)   (2,314,688)
                                                           -------------  -----------
Balance at December 31, 1991.............................    (8,484,750)      444,904
  Issuance of Convertible Preferred Stock at $6.00 per
   share in May 1992, net of offering costs of
   $401,900..............................................       --          8,948,038
  Stock options exercised................................       --             62,132
  Conversion of Preferred Stock to Common Stock..........       --            --
  Net loss for the year..................................    (1,681,986)   (1,681,986)
                                                           -------------  -----------
Balance at December 31, 1992.............................   (10,166,736)    7,773,088
  Net loss for the year..................................    (3,679,625)   (3,679,625)
                                                           -------------  -----------
Balance at December 31, 1993.............................   (13,846,361)    4,093,463
  Issuance of Convertible Preferred Stock at $7.00 per
   share in January 1994, net of offering costs of
   $531,762..............................................       --          7,968,230
  Conversion of Convertible Preferred Stock..............       --            --
  Issuance of Common Stock at $9.00 per share in August
   1994, net of offering costs of $2,071,371.............       --         16,378,632
  Stock options exercised................................       --            285,928
  Exercise of stock warrants.............................       --             40,004
  Net loss for the year..................................    (6,212,035)   (6,212,035)
                                                           -------------  -----------
Balance at December 31, 1994.............................   (20,058,396)   22,554,222
  Stock options exercised................................       --            834,529
  Exercise of stock warrants.............................       (93,981)           (6)
  Net loss for the year..................................    (9,107,095)   (9,107,095)
                                                           -------------  -----------
Balance at December 31, 1995.............................   (29,259,472)   14,281,650
  Stock options exercised................................       --             95,016
  Net loss for the period................................    (1,733,784)   (1,733,784)
                                                           -------------  -----------
Balance at March 31, 1996 (unaudited)....................   $(30,993,256) $12,642,882
                                                           -------------  -----------
                                                           -------------  -----------

                            See accompanying notes.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                 PERIOD FROM
                                                                                 DECEMBER 12,
                                                                                     1986
                                               YEAR ENDED DECEMBER 31,          (INCEPTION) TO
                                        --------------------------------------   DECEMBER 31,
                                           1993          1994         1995           1995
                                        -----------  ------------  -----------  --------------   THREE MONTHS ENDED MARCH
                                                                                                           31,
                                                                                                --------------------------
                                                                                                    1995          1996
                                                                                                ------------  ------------
                                                                                                (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss..............................  $(3,679,625) $ (6,212,035) $(9,107,095)  $(29,165,491)   $(2,977,757)  $(1,733,784)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation and amortization.......      556,677       667,483      582,760      3,414,224       135,957       147,030
  Preferred stock issued for accrued
   interest...........................      --            --           --             141,448        --            --
  Gain on sale of property, plant and
   equipment..........................      --             (9,242)     (44,028)       (53,270)       --            --
  Changes in operating assets and
   liabilities:
    Accounts receivable...............        8,738      (195,812)     324,895       (212,971)      266,356      (160,651)
    Inventories.......................       94,465      (108,270)      (2,363)      (324,610)     (159,144)      228,832
    Other current assets..............       31,432      (125,502)     (76,103)      (287,279)      (37,840)       24,648
    Accounts payable..................      (98,538)    1,259,884   (1,115,115)       291,863      (503,890)      274,138
    Accrued expenses..................      (53,949)      735,710     (215,839)       695,127      (237,872)      209,955
    Advance royalties.................      --            --           --             250,000        --            --
                                        -----------  ------------  -----------  --------------  ------------  ------------
Net cash used in operating
 activities...........................   (3,140,800)   (3,987,784)  (9,652,888)   (25,250,959)   (3,514,190)   (1,009,832)

INVESTING ACTIVITIES
Purchases of and deposits on property,
 plant and equipment..................     (845,242)   (7,529,697)  (1,620,518)   (14,146,060)     (680,224)     (111,759)
Purchases of short-term investments...      --        (11,727,864)  (6,819,276)   (18,547,140)   (5,360,001)       --
Proceeds from sale of property, plant
 and equipment........................      --             37,500      434,383        471,883        --            --
Proceeds from maturities of short-term
 investments..........................      --            984,682   17,562,458     18,547,140    10,743,182        --
Patents and trademarks................      (62,570)     (176,332)     (92,089)      (511,743)      (13,334)      (15,572)
                                        -----------  ------------  -----------  --------------  ------------  ------------
Net cash (used in) provided by
 investing activities.................     (907,812)  (18,411,711)   9,464,958    (14,185,920)    4,689,623      (127,331)

FINANCING ACTIVITIES
Net proceeds from issuance of stock:
  Common Stock........................      --         16,704,564      834,523     17,746,752        57,241        95,016
  Preferred Stock.....................      --          7,968,230      --          25,458,690        --            --
Borrowings under line of credit.......      --            --           --             450,000        --            --
Payment on line of credit.............      --            --           --            (450,000)       --            --
Lease financing of equipment..........      --            --           --           2,441,650        --            --
Security deposits on leases...........       38,774      (278,125)     --            (290,650)       --            --
Proceeds from issuance of notes
 payable and warrants.................      --            --           --           1,923,950        --            --
Payments on notes payable.............      --            --           --          (1,823,700)       --            --
Payments on capital leases............     (292,331)     (260,747)     --          (2,441,650)       --            --
Organization costs....................      --            --           --             (19,420)       --            --
                                        -----------  ------------  -----------  --------------  ------------  ------------
Net cash (used in) provided by
 financing activities.................     (253,557)   24,133,922      834,523     42,995,622        57,241        95,016
                                        -----------  ------------  -----------  --------------  ------------  ------------
Increase (decrease) in cash and cash
 equivalents..........................   (4,302,169)    1,734,427      646,593      3,558,743     1,232,674    (1,042,147)
Cash and cash equivalents at beginning
 of period............................    5,479,892     1,177,723    2,912,150        --          2,912,150     3,558,743
                                        -----------  ------------  -----------  --------------  ------------  ------------
Cash and cash equivalents at end of
 period...............................  $ 1,177,723  $  2,912,150  $ 3,558,743   $  3,558,743    $4,144,824    $2,516,596
                                        -----------  ------------  -----------  --------------  ------------  ------------
                                        -----------  ------------  -----------  --------------  ------------  ------------
Supplemental schedule of noncash
 investing and financing activities:
  Note payable exchanged for issuance
   of Preferred Stock.................  $   --       $    --       $   --        $  1,517,500    $   --        $   --
  Preferred Stock issued for note
   receivable.........................  $   --       $    --       $   --        $     50,000    $   --        $   --


                                         DECEMBER 12,
                                             1986
                                        (INCEPTION) TO
                                        MARCH 31, 1996

OPERATING ACTIVITIES
Net loss..............................   $(30,899,275)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation and amortization.......      3,561,254
  Preferred stock issued for accrued
   interest...........................        141,448
  Gain on sale of property, plant and
   equipment..........................        (53,270)
  Changes in operating assets and
   liabilities:
    Accounts receivable...............       (373,622)
    Inventories.......................        (95,778)
    Other current assets..............       (262,631)
    Accounts payable..................        566,001
    Accrued expenses..................        905,082
    Advance royalties.................        250,000
                                        --------------
Net cash used in operating
 activities...........................    (26,260,791)
INVESTING ACTIVITIES
Purchases of and deposits on property,
 plant and equipment..................    (14,257,819)
Purchases of short-term investments...    (18,547,140)
Proceeds from sale of property, plant
 and equipment........................        471,883
Proceeds from maturities of short-term
 investments..........................     18,547,140
Patents and trademarks................       (527,315)
                                        --------------
Net cash (used in) provided by
 investing activities.................    (14,313,251)
FINANCING ACTIVITIES
Net proceeds from issuance of stock:
  Common Stock........................     17,841,768
  Preferred Stock.....................     25,458,690
Borrowings under line of credit.......        450,000
Payment on line of credit.............       (450,000)
Lease financing of equipment..........      2,441,650
Security deposits on leases...........       (290,650)
Proceeds from issuance of notes
 payable and warrants.................      1,923,950
Payments on notes payable.............     (1,823,700)
Payments on capital leases............     (2,441,650)
Organization costs....................        (19,420)
                                        --------------
Net cash (used in) provided by
 financing activities.................     43,090,638
                                        --------------
Increase (decrease) in cash and cash
 equivalents..........................      2,516,596
Cash and cash equivalents at beginning
 of period............................        --
                                        --------------
Cash and cash equivalents at end of
 period...............................   $  2,516,596
                                        --------------
                                        --------------
Supplemental schedule of noncash
 investing and financing activities:
  Note payable exchanged for issuance
   of Preferred Stock.................   $  1,517,500
  Preferred Stock issued for note
   receivable.........................   $     50,000

                            See accompanying notes.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

1.  DEVELOPMENT STAGE COMPANY
    CIMA LABS INC. is a development stage company formed on December 12, 1986 to develop and market certain effervescent delivery technologies and focused initially on liquid effervescents. Initial sales commenced on January 28, 1988 and have been derived principally from manufacturing of liquid effervescent and other products for third parties. In September 1992, patent claims were allowed on the Company's OraSolv technology and the Company began to emphasize development of products using this new technology.

    The Company's strategy is to enter into collaborative arrangements with pharmaceutical and other healthcare companies to develop OraSolv products to be marketed by its corporate partners. The Company's future profitability is, therefore, dependent upon the Company's ability to develop products that meet the requirements of its corporate partners and upon the marketing efforts of these corporate partners. Although the Company believes these partners will have an economic motivation to market these products vigorously, the amount and timing of resources to be devoted to marketing are not within the control of the Company. These partners independently could make material marketing and other commercialization decisions which could adversely affect the Company's future revenues. Failure of these partners to market the Company's products successfully could have a material adverse effect on the Company's financial condition and result of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of ninety days or less when purchased to be cash equivalents. Cash equivalents are carried at cost which approximates fair market value.

SHORT-TERM INVESTMENTS

    Company investments are comprised of debt securities and are classified as available for sale. These securities are carried at cost which approximates fair value. Realized gains and losses and declines in value judged to be other than temporary are included in other income.

PATENTS AND TRADEMARKS

    Costs incurred in obtaining patents and trademarks are amortized on a straight-line basis over sixty months. The Company periodically reviews its patents and trademarks for impairment in value. Any adjustment from the analysis is charged to operations.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the shorter of the term of the lease or life of the asset.

INVENTORIES

    Inventories are valued at cost under the first-in, first-out (FIFO) method which is not in excess of market.

IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets'

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of fiscal 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

    Taxes are provided based on earnings reported for financial statement purposes. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities under the liability method.

REVENUE RECOGNITION

    Sales of product are recorded upon shipment. Research and development fees are recognized as the services are provided. Revenues from license agreements are recorded when obligations under the agreement have been substantially completed. Royalties are recorded when earned.

NET LOSS PER COMMON SHARE

    The primary net loss per share is computed using the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during the periods presented. The fully diluted loss per share is presented using the "if converted" method and reflects the impact of the conversion of the preferred stock to common stock at the beginning of the earliest period presented or at the date of issuance, if later. For periods prior to July 1994 (the initial public offering), the loss per share amounts give effect to the application of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, common stock issued by the Company at prices less than the initial public offering price during the twelve months immediately preceding the initial public offering, plus the common stock equivalent shares granted at exercise prices less than the initial public offering price during the same period, have been included in the calculation of shares used in the calculation of net loss per share as if they were outstanding for all periods prior to the initial public offering.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 classifications.

INTERIM FINANCIAL INFORMATION

    The accompanying financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

3.  SHORT-TERM INVESTMENTS
    At   December  31,   1994,  short-term   investments,  including  $1,491,293
classified as cash equivalents, consisted of U.S. Treasury securities and obligations of U.S. Government agencies.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

4.  INVENTORIES
    Principal classifications of inventories were as follows:

                                                            DECEMBER 31
                                                       ----------------------
                                                          1994        1995     MARCH 31, 1996
                                                       ----------  ----------  --------------
Materials and packaging..............................  $  287,346  $  324,610    $   95,778
Work-in-process......................................      22,456      --            --
Finished goods.......................................      12,445      --            --
                                                       ----------  ----------       -------
                                                       $  322,247  $  324,610    $   95,778
                                                       ----------  ----------       -------
                                                       ----------  ----------       -------

5.  INCOME TAXES
    Deferred income taxes are due to temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred income taxes as of December 31, 1994 and 1995 are as follows:

                                                                     1994            1995
                                                                 -------------  --------------
Deferred assets:
  Net operating loss...........................................  $   7,268,421  $   11,899,425
  UNICAP.......................................................         27,069          31,163
  Accrued vacation.............................................         48,708          61,288
  Inventory reserve............................................         70,000         132,883
  Accounts receivable allowance................................         35,000        --
  Other accruals...............................................         51,450         101,218
                                                                 -------------  --------------
                                                                     7,500,648      12,225,977
Deferred liability:
  Depreciation and amortization................................        542,224         492,440
                                                                 -------------  --------------
Net deferred income tax assets.................................      6,958,424      11,733,537
Valuation allowance............................................     (6,958,424)    (11,733,537)
                                                                 -------------  --------------
Net deferred income taxes......................................  $    --        $     --
                                                                 -------------  --------------
                                                                 -------------  --------------

    The Company will be subject to federal income taxes when operations become profitable. The Company's tax operating loss carryforwards of approximately $29,663,562 can be carried forward to offset future taxable income, limited due to changes in ownership under the net operating loss limitation rules, and expire in the year 2010.

6.  CONVERTIBLE PREFERRED STOCK
    In January 1994, the Company obtained proceeds of $8.5 million in additional equity financing. A total of 1,214,282 shares of Series E Convertible Preferred Stock at $7.00 per share were issued in two closings. The Series E Convertible Preferred Stock was convertible into Common Stock at $7.00 per share and had similar terms and conditions to the other series of Preferred Stock. Along with Series D Preferred Stockholders, Series E Preferred Stockholders had liquidation preference over the remainder of the Preferred Stockholders.

    A Board member acted as the Company's sales agent in connection with the issuance of the Series E Convertible Preferred Stock in January 1994 and received $484,000 in compensation. Seventy-five percent of the amount was payable in cash and the remaining twenty-five percent was paid in stock.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

6.  CONVERTIBLE PREFERRED STOCK (CONTINUED)
    The Convertible Preferred Stock outstanding at December 31, 1993, which consisted of 265,286 shares of Series A, 357,132 shares of Series B, 767,854 shares of Series C, and 1,558,319 shares of Series D, as well as the Series E described above, were converted to Common Stock concurrently with the closing of the initial public offering by the Company in August 1994.

7.  LEASES
    The Company leases office and manufacturing facilities in Brooklyn Park and Eden Prairie, Minnesota. The Brooklyn Park facility is leased under a non-cancelable operating lease expiring in September 1998. In addition to base rent, the Company pays a pro rata portion of the operating expenses of the facilities. The Company's facilities in Eden Prairie are under a sub-lease agreement which provides for escalating rent payments. As part of securing the sub-lease, the Company obtained a $500,000 stand-by letter of credit from a bank. A $250,000 certificate of deposit was pledged as collateral for the letter of credit. The certificate of deposit is included in lease deposits in the balance sheet.

    Future minimum lease commitments for all operating leases with initial or remaining terms of one year or more are as follows:

Year ending December 31:
  1996..........................................................  $ 482,100
  1997..........................................................    500,850
  1998..........................................................    483,450
  1999..........................................................    412,500
  2000..........................................................    375,000
  Thereafter....................................................  1,800,000
                                                                  ---------
                                                                  $4,053,900
                                                                  ---------
                                                                  ---------

    Rent expense on operating leases, excluding operating expenses, for the years ended December 31, 1993, 1994 and 1995 was $189,000, $375,000 and
$414,600, respectively.

8.  STOCK OPTIONS AND WARRANTS
    The Company has a Stock Option and Stock Award Plan ("the Plan") under which options to purchase up to 1,750,000 shares of Common Stock may be granted to employees, consultants and others. The Compensation Committee, established by the Board of Directors, establishes the terms and conditions of all stock option grants, subject to the plan and applicable provisions of the Internal Revenue Code. The options expire ten years from the date of grant and are usually exercisable in annual increments ranging from 25% to 33% beginning one year from the date of grant.

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    Shares available and options granted are as follows:

                                            SHARES    INCENTIVE                                   RANGE IN
                                          AVAILABLE     STOCK     NON-QUALIFIED               OPTION PRICE PER
                                          FOR GRANT    OPTIONS    STOCK OPTIONS    TOTAL           SHARE
                                          ----------  ----------  -------------  ----------  ------------------
Balance at December 31, 1993............     481,047     505,468      163,485       668,953  $   2.00 to $ 3.00
  Reserved..............................     600,000      --           --            --
  Granted...............................    (612,016)    595,944       16,072       612,016     3.50 to  10.125
  Forfeited.............................      28,231     (28,231)      --           (28,231)     2.80 to   3.00
  Exercised.............................      --         (57,496)     (50,986)     (108,482)     2.00 to   3.00
                                          ----------  ----------  -------------  ----------
Balance at December 31, 1994............     497,262   1,015,685      128,571     1,144,256     2.80 to  10.125
  Granted...............................    (477,750)    477,750       --           477,750     4.75 to   7.625
  Forfeited.............................     180,724    (175,061)     (34,999)     (210,060)    2.80 to  10.125
  Exercised.............................      --        (269,915)      (8,572)     (278,487)     2.80 to   3.50
                                          ----------  ----------  -------------  ----------
Balance at December 31, 1995............     200,236   1,048,459       85,000     1,133,459  $  2.80 to $10.125
                                          ----------  ----------  -------------  ----------
                                          ----------  ----------  -------------  ----------
Exercisable:
  December 31, 1993.....................                                            264,003  $   2.00 to $ 3.00
  December 31, 1994.....................                                            298,163      2.80 to   3.50
  December 31, 1995.....................                                            253,152      2.80 to   9.00

    The Company has a Directors' Stock Option Plan (the "Plan") which provides for the granting to non-management directors of the Company options to purchase shares of Common Stock. The maximum number of shares with respect to which options may be granted under this Plan is 350,000 shares. As of December 31, 1995, options to purchase 165,000 shares of Common Stock have been granted at prices ranging from $4.75 to $9.00 per share. To date, none of these options have been exercised.

    In connection with a bridge financing in 1989, the Company issued warrants to purchase 7,365 shares of its Common Stock at $5.60 per share. Of these, warrants to purchase 7,142 shares were exercised in April 1994. The remaining warrants expired in the same month.

    In connection with $950,000 of bridge financing in 1991 and $467,500 of bridge financing in 1992, the Company issued warrants to purchase an aggregate of 189,801 shares of its Common Stock at $6.00 per share. The warrants are exercisable at various dates from January 1996 to January 1997.

    In connection with an equipment lease agreement entered into during 1991, the Company issued warrants to purchase 37,917 shares of Series D Preferred Stock at $6.00 per share. The warrants were exercised in a cashless transaction in January 1995.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." The Company has not determined the impact of the new statement on its financial statements. The Company currently accounts for its options under the provisions of Accounting Standards Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                                 CIMA LABS INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1996 AND
             THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996)

9.  DEFINED CONTRIBUTION PLAN
    The Company established a 401(k) plan (the "Plan") effective January 1993. All personnel employed on January 1, 1993 were eligible to participate in the Plan. Others become eligible to participate at age 21 with six months of service.

    Contributions to the Plan are made through employee wage deferrals and employer matching contributions. The employer matching contribution percentage is discretionary and determined each year. In addition, the Company may contribute two discretionary amounts; one to non-highly compensated individuals and another to all employees. To qualify for the discretionary amounts, an employee must be employed by the Company on the last day of the Plan year or have been credited with a minimum of 500 hours of service during the Plan year.

    The 401(k) expense for the years ended December 31, 1993, 1994 and 1995 was $14,078, $16,289 and $28,335, respectively.

10. STOCK SPLIT
    The Company's Board of Directors and stockholders approved a 1-for-2 reverse stock split that was effective upon the closing of the initial public offering in July 1994. All share and per share information has been adjusted to give effect to the stock split in the financial statements.

11. GOING CONCERN
    Net losses since the Company's inception have resulted in an accumulated deficit balance of $29,259,472 at December 31, 1995. The Company's ability to continue as a going concern and the realization of its assets and orderly satisfaction of its liabilities are dependent on obtaining additional funds from outside sources and generating sufficient working capital from operations. The Company is currently exploring financing alternatives and anticipates completing a financing transaction in 1996. The Company believes that the successful completion of a financing transaction will satisfy its cash requirements for the next twelve months. However, there can be no assurance that the Company will be successful in completing a financing transaction.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           5
The Company....................................          11
Use Of Proceeds................................          11
Price Range of Common Stock....................          12
Dividend Policy................................          12
Capitalization.................................          13
Dilution.......................................          13
Selected Financial Data........................          14
Management's Discussion And Analysis Of
 Financial Condition And Results Of
 Operations....................................          15
Business.......................................          18
Management.....................................          32
Certain Transactions...........................          37
Principal and Selling Stockholders.............          39
Description Of Capital Stock...................          42
Shares Eligible For Future Sale................          44
Underwriting...................................          45
Legal Matters..................................          46
Experts........................................          46
Additional Information.........................          46
Index To Financial Statements..................         F-1


                                2,500,000 SHARES


                                  [CIMA LOGO]

                                  COMMON STOCK

                                   ---------
                                   PROSPECTUS
                                             , 1996
                                 -------------

                             VOLPE, WELTY & COMPANY

                             RODMAN & RENSHAW, INC.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the registration fee and the NASD filing fee.


Registration fee..................................................  $   6,907
NASD filing fee...................................................      2,488
Nasdaq additional listing fee.....................................     17,500
Blue sky qualification fees and expenses..........................     10,000
Printing and engraving expenses...................................     70,000
Legal fees and expenses...........................................    175,000
Accounting fees and expenses......................................     35,000
Transfer agent, registrar and custodian fees......................      3,000
Miscellaneous.....................................................    115,105
                                                                    ---------
    Total.........................................................  $ 435,000
                                                                    ---------
                                                                    ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

    The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, will provide for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since March 31, 1993, the Registrant has sold and issued the following unregistered securities to the following persons on the dates indicated (share issuances in 1994 do not reflect the 1-for-2 reverse stock split which occurred in July 1994):

      (i)  Various accredited investors,         1/7/94    2,282,000 shares of Series E         $7,986,997
           including one director, an officer              Convertible Preferred Stock
           and two 5% stockholders of the
           Company
     (ii)  Various accredited investors,         1/18/94   146,571 shares of Series E           $ 512,999
           including one affiliate of a                    Convertible Preferred Stock
           director and one 5% stockholder
    (iii)  Four accredited investors,            4/14/94   14,287 shares of Common Stock        $  46,004
           including one 5% stockholder                    issued upon exercise of Warrants
     (iv)  David B. Musket                       5/5/94    10,000 shares of Common Stock        $  15,000
                                                           issued upon exercise of stock
                                                           option
      (v)  One accredited investor               1/26/95   31,398 shares of Common Stock        $  93,965
                                                           issued upon cashless exercise of
                                                           Warrants
     (vi)  One accredited investor               2/14/95   15,699 shares of Common Stock        $ 227,502
                                                           issued upon cashless exercise of
                                                           Warrants


    The sales and  issuances of  securities described in  paragraphs (i),  (ii),
(iii), (v) and (vi) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act. The purchasers acquired these shares for their own account and not with a view toward the distribution thereof. The sales and issuances of securities described in paragraph (iv) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act.


    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities so long as appropriate. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of exhibits filed as a part of this Registration
Statement:


  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
- -----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       3.1   Fifth Restated Certificate of Incorporation of the Company. (1)
       3.2   Second Restated Bylaws of the Company. (1)
       4.1   Form of Certificate for Common Stock. (2)
       5.1   Opinion of Cooley Godward Castro Huddleson & Tatum, counsel to the Company, as to legality (including consent of such firm).
      10.1   Consulting Agreement, dated April 24, 1995, between the Company and Randall J. Wall. (3)(4)
      10.2   Preferred Stock Purchase Agreement (Series C Convertible), dated April 15, 1992, as amended. (2)
      10.3   Preferred Stock Purchase Agreement (Series D Convertible), dated January 2, 1994, as amended. (2)
      10.4   Preferred Stock Purchase Agreement (Series E Convertible), dated January 7, 1994. (2)
      10.5   Real Property Lease, dated July 2, 1987, between Stuebner Properties and the Company, as amended. (2)

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
- -----------  --------------------------------------------------------------------------------------------------------
      10.6   Letter Agreement, dated February 1, 1995, between the Company and Ronnie J. Spivey Ph.D. (3)(5)
      10.7   Employment Agreement, dated July 1, 1995, between the Company and John M. Siebert, Ph.D. (3)(6)
      10.8   Real Property Lease, dated January 6, 1994, between The Principal Mutual Life Insurance Company and the
              Company. (2)
      10.9   Real Property Sublease, dated February 16, 1994, between Braun's Fashion, Inc. and the Company, including Prime Lease as amended and Consent, Non-Disturbance and Prime Lessor's Agreement dated
              February 22, 1994. (2)
      10.10  Real Property Lease, dated March 10, 1994, between Village Plaza, Inc. and the Company. (2)
      10.11  Amended and Restated Stock Option and Stock Award Plan. (2)(3)
      10.12  1994 Directors' Stock Option Plan. (2)(3)
      10.13  Employment Agreement, dated October 13, 1993, between the Company and Randall J. Wall, as amended.
              (2)(3)
      10.14  Form of Employment Agreement. (2)(3)
      10.15  Letter Agreement, dated December 23, 1992, between the Company and Dr. Jerry A. Weisbach, as amended.
              (2)(3)
      10.16  Form of Confidentiality Agreement (for discussions with other companies). (2)
      10.17  Form of Visitor's Agreement. (2)
      10.18  License Agreement, dated January 28, 1994, between the Company and SRI International. (2)
      10.19  Agreement, dated April 8, 1994, between the Company and Beecham Group plc. (2)
      10.20  License Agreement and Supply Agreement, dated August 15, 1991, between the Company and Merck & Co., Inc.
              (2)
      10.21  License Agreement and Supply Agreement, dated October 12, 1994, by and between Pfizer Inc. and the
              Company. (7)
      10.22  Option and Development Agreement, dated May 19, 1994, between the Company and Sterling Winthrop, Inc.
              (2)
      10.23  License and Development Agreement, dated April 15, 1994, between the Company and Glaxo Group Limited.
              (2)
      10.24  Formulation Agreement, dated August 1, 1992, between the Company and Monsanto Company. (2)
      10.25  Supply Agreement, dated April 18, 1990, between the Company and P. Leiner Nutritional Products, Inc. (2)
      10.26  Supply Agreement, dated February 13, 1992, between the Company and Northhampton Medical, Inc. (2)
      10.27  Form of Director and Officer Indemnification Agreement. (2)(3)
      10.28  License Agreement, dated April 22, 1996, between the Company and SmithKline Beecham. (8)
      11.1   Statement of Calculation of Net Loss Per Share.
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of Cooley Godward Castro Huddleson & Tatum (reference is made to Exhibit 5.1).
      23.3   Consent of Lerner, David, Littenberg, Krumholz & Mentlik.
      24.1   Powers of Attorney. (8)
      27     Financial Data Schedule.


(1) Incorporated herein by reference to the correspondingly numbered exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(2) Incorporated herein by reference to the correspondingly numbered exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-80194.

(3) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 14(c) of Form 10-K.

(4) Incorporated herein by reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(5) Incorporated by reference from Exhibit 10.20 to Registrant's Registration Statement on Form S-1 (amended to Form S-3), Registration No. 33-93616.

(6) Incorporated by reference from Exhibit 99.1 to Registrant's Registration Statement on Form S-3, Registration No. 33-93616.

(7) Incorporated by reference from Exhibit 10 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, File No. 0-24424.


(8) Previously filed.


    (b) Financial Statement Schedule:

        Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Eden Prairie, State of Minnesota, on May 8, 1996.


                                          CIMA LABS INC.

                                          By: ____/s/ JOHN M. SIEBERT, PH.D.____
                                                   John M. Siebert, Ph.D.
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER


    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT WAS SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.



                   SIGNATURE                                          TITLE                            DATE
- ------------------------------------------------  ----------------------------------------------  ---------------

                   /s/ JOHN M. SIEBERT                 Chief Executive Officer and Director
     --------------------------------------          (Principal executive officer; principal
                John M. Siebert                         financial and accounting officer)             May 8, 1996

                                *
     --------------------------------------                          Director
              Terrence W. Glarner                                                                     May 8, 1996

                                *
     --------------------------------------                          Director
                David B. Musket                                                                       May 8, 1996

                                *
     --------------------------------------                          Director
                Steven B. Ratoff                                                                      May 8, 1996

                                *
     --------------------------------------                          Director
               Joseph R. Robinson                                                                     May 8, 1996

                                *
     --------------------------------------                          Director
               Jerry A. Weisbach                                                                      May 8, 1996

        *By:        /s/ JOHN M. SIEBERT
     --------------------------------------
                John M. Siebert
                ATTORNEY-IN-FACT

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

    We have audited the financial statements of CIMA LABS INC. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 26, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
January 26, 1996

                                 CIMA LABS INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                              ADDITIONS
                                                                BALANCE AT   CHARGED TO
                                                               BEGINNING OF   COSTS AND      LESS      BALANCE AT
DESCRIPTION                                                        YEAR       EXPENSES    DEDUCTIONS   END OF YEAR
- -------------------------------------------------------------  ------------  -----------  -----------  -----------
Year ended December 31, 1994:
  Reserves and allowances deducted from asset accounts:
    Allowance for doubtful accounts..........................   $   --       $   100,000   $  --        $ 100,000
    Obsolescence reserve.....................................       --           --           --           --
                                                               ------------  -----------  -----------  -----------
  Total......................................................   $   --       $   100,000   $  --        $ 100,000
                                                               ------------  -----------  -----------  -----------
                                                               ------------  -----------  -----------  -----------
Year ended December 31, 1995:
  Reserves and allowances deducted from asset accounts:
    Allowance for doubtful accounts..........................   $  100,000   $  (100,000)  $  --        $  --
    Obsolescence reserve.....................................       --           332,207      --          332,207
                                                               ------------  -----------  -----------  -----------
  Total......................................................   $  100,000   $   232,207   $  --        $ 332,207
                                                               ------------  -----------  -----------  -----------
                                                               ------------  -----------  -----------  -----------

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                          DESCRIPTION OF DOCUMENT                                          PAGE
- -----------  -------------------------------------------------------------------------------------------------  -----------
       1.1   Form of Underwriting Agreement.
       3.1   Fifth Restated Certificate of Incorporation of the Company. (1)
       3.2   Second Restated Bylaws of the Company. (1)
       4.1   Form of Certificate for Common Stock. (2)
       5.1   Opinion of Cooley Godward Castro Huddleson & Tatum, counsel to the Company, as to legality
              (including consent of such firm).
      10.1   Consulting Agreement, dated April 24, 1995, between the Company and Randall J. Wall. (3)(4)
      10.2   Preferred Stock Purchase Agreement (Series C Convertible), dated April 15, 1992, as amended. (2)
      10.3   Preferred Stock Purchase Agreement (Series D Convertible), dated January 2, 1994, as amended. (2)
      10.4   Preferred Stock Purchase Agreement (Series E Convertible), dated January 7, 1994. (2)
      10.5   Real Property Lease, dated July 2, 1987, between Stuebner Properties and the Company, as amended.
              (2)
      10.6   Letter Agreement, dated February 1, 1995, between the Company and Ronnie J. Spivey Ph.D. (3)(5)
      10.7   Employment Agreement, dated July 1, 1995, between the Company and John M. Siebert, Ph.D. (3)(6)
      10.8   Real Property Lease, dated January 6, 1994, between The Principal Mutual Life Insurance Company and the Company. (2)
      10.9   Real Property Sublease, dated February 16, 1994, between Braun's Fashion, Inc. and the Company, including Prime Lease as amended and Consent, Non-Disturbance and Prime Lessor's Agreement dated
              February 22, 1994. (2)
     10.10   Real Property Lease, dated March 10, 1994, between Village Plaza, Inc. and the Company. (2)
     10.11   Amended and Restated Stock Option and Stock Award Plan. (2)(3)
     10.12   1994 Directors' Stock Option Plan. (2)(3)
     10.13   Employment Agreement, dated October 13, 1993, between the Company and Randall J. Wall, as amended. (2)(3)
     10.14   Form of Employment Agreement. (2)(3)
     10.15   Letter Agreement, dated December 23, 1992, between the Company and Dr. Jerry A. Weisbach, as amended. (2)(3)
     10.16   Form of Confidentiality Agreement (for discussions with other companies). (2)
     10.17   Form of Visitor's Agreement. (2)
     10.18   License Agreement, dated January 28, 1994, between the Company and SRI International. (2)
     10.19   Agreement, dated April 8, 1994, between the Company and Beecham Group plc. (2)
     10.20   License Agreement and Supply Agreement, dated August 15, 1991, between the Company and Merck &
              Co., Inc. (2)
     10.21   License Agreement and Supply Agreement, dated October 12, 1994, by and between Pfizer Inc. and the Company. (7)

  EXHIBIT
  NUMBER                                          DESCRIPTION OF DOCUMENT                                          PAGE
- -----------  -------------------------------------------------------------------------------------------------  -----------
     10.22   Option and Development Agreement, dated May 19, 1994, between the Company and Sterling Winthrop,
              Inc. (2)
     10.23   License and Development Agreement, dated April 15, 1994, between the Company and Glaxo Group
              Limited. (2)
     10.24   Formulation Agreement, dated August 1, 1992, between the Company and Monsanto Company. (2)
     10.25   Supply Agreement, dated April 18, 1990, between the Company and P. Leiner Nutritional Products,
              Inc. (2)
     10.26   Supply Agreement, dated February 13, 1992, between the Company and Northhampton Medical, Inc. (2)
     10.27   Form of Director and Officer Indemnification Agreement. (2)(3)
     10.28   License Agreement, dated April 22, 1996, between the Company and SmithKline Beecham. (8)
      11.1   Statement of Calculation of Net Loss Per Share.
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of Cooley Godward Castro Huddleson & Tatum (reference made to Exhibit 5.1).
      23.3   Consent of Lerner, David, Littenberg, Krumholz & Mentlik.
      24.1   Powers of Attorney. (8)
        27   Financial Data Schedule.


(1) Incorporated herein by reference to the correspondingly numbered exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(2) Incorporated herein by reference to the correspondingly numbered exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-80194.

(3) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 14(c) of Form 10-K.

(4) Incorporated herein by reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

(5) Incorporated by reference from Exhibit 10.20 to Registrant's Registration Statement on Form S-1 (amended to Form S-3), Registration No. 33-93616.

(6) Incorporated by reference from Exhibit 99.1 to Registrant's Registration Statement on Form S-3, Registration No. 33-93616.

(7) Incorporated by reference from Exhibit 10 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, File No. 0-24424.


(8) Previously filed.